Filed Pursuant to Rule 424(b)(3)

SEC File #333-217130

Prospectus Supplement

Dated November 22, 2019 (to Prospectus dated April 11, 2019)

1st FRANKLIN FINANCIAL CORPORATION

This Prospectus Supplement is part of, and should be read in conjunction with, the Prospectus dated April 11, 2019.

This Prospectus Supplement consists of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 22, 2019

1st Franklin Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

135 East Tugalo Street, P.O. Box 880, Toccoa, Georgia		30577
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(706) 886-7571

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: `

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:  None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On November 19, 2019, 1st Franklin Financial Corporation (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Amended and Restated Loan and Security Agreement”), by and among the Company, Wells Fargo Bank, N.A., as agent for the lenders (“the Agent”), and the other financial institutions from time to time party thereto.  The Amended and Restated Loan and Security Agreement amends and restates the Company’s prior Loan and Security Agreement, originally dated as of September 11, 2009, as amended, in its entirety.

The Amended and Restated Loan and Security Agreement, among other things, increases the amount of borrowings available under the Company’s revolving credit facility to $200.0 million (the “Maximum Principal Amount”) and extends the maturity date to February 28, 2022.  Subject to the terms and conditions of the Amended and Restated Loan and Security Agreement, the Company shall have the right at any time to increase the Maximum Principal Amount (the “Accordion Increase”) in an amount acceptable to the Agent in its sole and absolute discretion; provided however, that the aggregate amount of the Accordion Increase shall not exceed $100.0 million.  Available but unborrowed amounts under the Amended and Restated Loan and Security Agreement are subject to a periodic unused line fee of .50%.  Interest on any outstanding borrowings will bear interest at an annual rate at all times equal to the one-month LIBOR Rate plus the Applicable Margin.  The Applicable Margin is based on the Funded Debt to Adjusted Net Worth Ratio.  If the Funded Debt to Adjusted Net Worth Ratio is less than 2.75 to 1.0, the Applicable Margin will be 2.75%.  The Applicable Margin will be 3.00% if the Funded Debt to Adjusted Net Worth Ration is greater than or equal to 2.75 to 1.0.  The Company’s obligations under the Amended and Restated Loan and Security Agreement are secured by the finance receivables of the Company.

The foregoing description of the Amended and Restated Loan and Security Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Loan and Security Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

10.1

Amended and Restated Loan and Security Agreement, dated as of November 19, 2019, by and among the Company, Wells Fargo Bank, N.A., as agent for the lenders, and the other financial institutions from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST FRANKLIN FINANCIAL CORPORATION

By:  /s/ A. Roger Guimond

Name:  A. Roger Guimond

Title:    Executive Vice President and
              Chief Financial Officer

Date:  November 22, 2019

EXHIBIT 10.1

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

By and among

1ST FRANKLIN FINANCIAL CORPORATION

as Borrower

______________________

WELLS FARGO BANK, N.A.

as Agent

________________________

FIRST HORIZON BANK

as Syndication Agent

________________________

Each of the financial institutions

now or hereafter a party hereto

as Lenders

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS1

Section  1.1Certain Definitions1

Section  1.2Rules of Construction14

ARTICLE 2 THE REVOLVING CREDIT FACILITY14

Section  2.1The Loan14

Section  2.2The Notes15

Section  2.3Method of Payment15

Section  2.4Extension and Adjustment of Maturity Date16

Section  2.5Use of Proceeds16

Section  2.6Interest.16

Section  2.7Advances.16

Section  2.8Prepayment.19

Section  2.9Fees19

Section  2.10Regulatory Changes in Capital Requirements; Replacement of a Lender20

Section  2.11Sharing of Payments20

Section  2.12Pro Rata Treatment21

Section  2.13Accordion21

Section  2.14Existing Indebtedness22

ARTICLE 3 SECURITY22

Section  3.1Security Interest22

Section  3.2Financing Statements23

Section  3.3Documents to be Delivered to Agent23

Section  3.4Collections23

Section  3.5Additional Rights of Agent; Power of Attorney.23

Section  3.6Additional Collateral Provisions.24

ARTICLE 4 REPRESENTATIONS AND WARRANTIES25

Section  4.1Representations and Warranties as to Receivables.25

Section  4.2Organization and Good Standing26

Section  4.3Perfection of Security Interest26

Section  4.4No Violations26

Section  4.5Power and Authority.26

Section  4.6Validity of Agreements27

Section  4.7Litigation27

Section  4.8Compliance27

Section  4.9Accuracy of Information; Full Disclosure.27

Section  4.10Taxes.28

Section  4.11Indebtedness28

Section  4.12Investments28

Section  4.13ERISA28

116549.01097/122059808v.9

Section  4.14Hazardous Wastes, Substances and Petroleum Products.28

Section  4.15Solvency29

Section  4.16Business Location29

Section  4.17Capital Stock29

Section  4.18No Extension of Credit for Securities29

Section  4.19Sanctions29

Section  4.20Anti-Money Laundering and Anti-Corruption Laws30

Section  4.21Beneficial Ownership Certification30

ARTICLE 5 CONDITIONS TO LOAN30

Section  5.1Documents to be Delivered to Agent Prior to Effectiveness30

Section  5.2Conditions to all Advances31

ARTICLE 6 AFFIRMATIVE COVENANTS31

Section  6.1Place of Business and Books and Records31

Section  6.2Reporting Requirements.32

Section  6.3Books and Records33

Section  6.4Financial Covenants33

Section  6.5Compliance With Applicable Law.34

Section  6.6Notice of Certain Events35

Section  6.7Existence, Properties35

Section  6.8Payment of Indebtedness; Taxes35

Section  6.9Notice Regarding Any Plan35

Section  6.10Other Information35

Section  6.11Litigation, Enforcement Actions and Requests for Information36

Section  6.12Business Location, Legal Name and State of Organization36

Section  6.13Operations36

Section  6.14Further Assurances36

Section  6.15Chattel Paper/Jurisdictions.36

ARTICLE 7 NEGATIVE COVENANTS37

Section  7.1Payments to and Transactions with Affiliates37

Section  7.2Restricted Payments37

Section  7.3Indebtedness38

Section  7.4Guaranties38

Section  7.5Nature of Business38

Section  7.6Negative Pledge38

Section  7.7Investments38

Section  7.8Compliance with Formula38

Section  7.9Mergers, Divestitures 38

Section  7.10Use of Proceeds.38

Section  7.11Ownership and Management38

Section  7.12Amendment to Subordinated Debt39

Section  7.13Bulk Purchases39

Section  7.14Guarantor Dividends39

Section  7.15Asset Sales39

Section  7.16Deposit Accounts39

Section  7.17Source of Repayment and Collateral39

116549.01097/122059808v.9

Section  7.18Franklin Securities, Inc.39

ARTICLE 8 EVENTS OF DEFAULT39

Section  8.1Failure to Make Payments.39

Section  8.2Information, Representations and Warranties39

Section  8.3Covenants40

Section  8.4Collateral40

Section  8.5Defaults Under Other Agreements40

Section  8.6Certain Events40

Section  8.7Possession of Collateral41

Section  8.8Guarantor41

Section  8.9Credit Documents41

Section  8.10Hedging Agreements41

Section  8.11Material Adverse Change41

Section  8.12Level Two Regulatory Event41

ARTICLE 9 REMEDIES OF AGENT AND WAIVER41

Section  9.1Agent’s Remedies41

Section  9.2Waiver and Release by Borrowers42

Section  9.3No Waiver42

Section  9.4Application of Proceeds42

ARTICLE 10 MISCELLANEOUS43

Section  10.1Indemnification and Release Provisions43

Section  10.2Amendments.43

Section  10.3APPLICABLE LAW45

Section  10.4Notices45

Section  10.5Termination and Release46

Section  10.6Counterparts46

Section  10.7Costs, Expenses and Taxes46

Section  10.8Participations and Assignments.46

Section  10.9Effectiveness of Agreement49

Section  10.10JURISDICTION AND VENUE49

Section  10.11WAIVER OF JURY TRIAL49

Section  10.12REVIEW BY COUNSEL49

Section  10.13Exchanging Information49

Section  10.14Acknowledgment of Receipt49

Section  10.15Patriot Act Notice50

Section  10.16Recognition of the U.S. Special Resolution Regimes.50

ARTICLE 11 AGENT50

Section  11.1Appointment of Agent.50

Section  11.2Nature of Duties of Agent.51

Section  11.3Lack of Reliance on Agent.51

Section  11.4Certain Rights of Agent52

Section  11.5Reliance by Agent52

Section  11.6Indemnification of Agent52

Section  11.7Agent in its Individual Capacity52

116549.01097/122059808v.9

Section  11.8Holders of Notes53

Section  11.9Successor Agent.53

Section  11.10Collateral Matters.53

Section  11.11Delivery of Information54

Section  11.12Defaults54

116549.01097/122059808v.9

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of the 19th day of November, 2019 by and among 1ST FRANKLIN FINANCIAL CORPORATION, a Georgia corporation, and such other Persons joined hereto from time to time as borrowers pursuant to written agreement by the parties hereto (collectively, the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., as agent for Lenders (“Agent”), and the financial institutions from time to time party hereto (collectively, the “Lenders” and each individually is referred to as a “Lender”).

BACKGROUND

A.Wells Fargo Bank, N.A., as agent and lender, and 1st Franklin Financial Corporation are parties to that certain Loan and Security Agreement dated as of September 11, 2009 (as amended or modified from time to time, the “Existing Agreement”) and certain instruments, documents and agreements executed in connection therewith (together with the Existing Agreement, the “Existing Loan Documents”).

B.Agent, Lenders and Borrowers desire to amend and restate the Existing Agreement in its entirety pursuant to the terms and conditions hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1          Certain Definitions.  The terms defined in this Section 1.1, whenever used and capitalized in this Agreement shall, unless the context otherwise requires, have the respective meanings herein specified.

“Access Agreement” shall mean the access agreement, in form and substance acceptable to Agent, executed and delivered to Agent by Borrowers and a Person reasonably acceptable to Agent (including DHI Computing Service, Inc., doing business through a division known as GOLDPoint Systems).

“Adjusted Tangible Net Worth” means Tangible Net Worth minus (a) any deficits from the amount required as Allowance for Loan Losses under Section 6.4(c) hereof and (b) the amount of any accounts to be charged-off, that have not been charged-off, under Section 6.4(e) hereof.

“Advance” means each advance of the Loan made to Borrowers pursuant to Section 2.1 of this Agreement.

“Advance Rate” means 70%.

“Affiliate” means (i) any Person who or entity which directly or indirectly owns, controls or holds 5.0% or more of the outstanding beneficial interest in a Borrower; (ii) any entity of which 5.0% or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by a

Borrower; (iii) any entity which directly or indirectly is under common control with a Borrower; or (iv) any officer, director, partner or employee of a Borrower or any Affiliate.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Amended and Restated Loan and Security Agreement and all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Allowance for Loan Losses” means, at all times, the sum of allowance for loan losses, as calculated in accordance with GAAP (inclusive of discounts, Dealer Reserves and dealer holdbacks).

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Borrower or any member of the Borrowing Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering (including Anti-Money Laundering Laws), including the Patriot Act.

“Applicable Margin” means (a) initially 2.75% and (b) commencing with Agent’s receipt of the monthly financial statements and other documentation and reports required pursuant to Section 6.2 of this Agreement for the calendar month ending November 30, 2019, the following percentage as set forth in the matrix below (no downward rate adjustment being permitted if an Event of Default or Default is outstanding):

Funded Debt to Adjusted Tangible Net Worth Ratio	Applicable Margin
Less than 2.75 to 1.0	2.75%
Greater than or equal to 2.75 to 1.0	3.00%

For purposes of the foregoing (i) the Applicable Margin shall be adjusted monthly in accordance with the matrix above, based upon Agent’s receipt of monthly financial statements and other documentation and reports required pursuant to Section 6.2 of this Agreement, and effective the first (1st) day of the month of the delivery of such financial statements and other documentation and reports and (ii) if Borrowers fail to timely deliver the applicable financial statements, documentation and reports or any other Event of Default then exists, then at Agent’s option, the Applicable Margin will be increased to the highest rate of interest pursuant to the above matrix, which rate of interest shall continue in effect until the applicable financial statements are delivered.  In the event that any financial statement, covenant compliance certificate, documentation and reports delivered pursuant to Section 6.2 of this Agreement is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then Borrowers shall immediately (i) deliver to Agent a corrected covenant compliance certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected covenant compliance certificate, and (iii) pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

“Asset Quality” means, as of the date of determination, the sum of the following percentage: (a) Net Charge-Offs of Receivables for the 12 month period ending on such date, as a percentage of Principal Receivables outstanding during such 12 month period, plus (b) Receivables more than 60 days past due on a contractual basis on such date, as a percentage of gross Receivable on such date.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by Agent, in accordance with Section 10.8 in form and substance satisfactory to Agent (in its sole and absolute discretion).

“Annual Compliance Certificate” means the certificate in the form of Exhibit A attached hereto and made a part hereof to be delivered by Borrowers to Agent pursuant to Section 6.2(f) hereof.

“Availability Statement” means the certificate in substantially the form of Exhibit B attached hereto and made part hereof to be submitted by Borrowers to Agent in accordance with the provisions of this Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code as now constituted or hereafter amended and any similar statute or law affecting the rights of debtors.

“Bank Products” means any one or more of the following types of services or facilities extended to a Borrower by the Agent or any Wells Fargo Affiliate: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. §1841(k).

“Books and Records” means all of Borrowers’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrowers’ Loan Account” has the meaning assigned to that term in Section 2.1 of this Agreement.

“Borrowing Base” means, as of the date of determination, and subject to change from time to time as described below, an amount equal to the Advance Rate multiplied by the aggregate balance of outstanding Eligible Receivables.  Notwithstanding the foregoing, Agent may adjust the above rates in the Borrowing Base from time to time and at any time in Agent’s commercially reasonable discretion, upon 10 days notice to Borrowers if, in Agent’s commercially reasonable judgment, there has been an adverse change with respect to Borrowers’ Receivables, business operation or regulatory affairs related to Borrowers’ Receivables or business operations.

“Borrowing Group” means: (a) Borrowers, (b) the parent of Borrowers, (c) any Affiliate or Subsidiary of Borrowers, (c) any Guarantor, (d) the owner of any collateral securing any part of the credit (including the Collateral), any guaranty (including the Guaranties), or this Agreement, and (e) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (d) with respect to the credit, this Agreement or any of the other Credit Documents.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks are authorized by law to close including, without limitation, United States federal government holidays.

“Cash Management Services” means any services provided from time to time by Agent or any Wells Fargo Affiliate to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means:

(i)All of each Borrower’s Receivables, now owned or existing or hereafter arising or acquired;

(ii)All collateral, security and guaranties now or hereafter in existence for any Receivables;

(iii)All insurance related to any Receivables, to any collateral or security for any Receivables or to any obligor in respect of any Receivables and all proceeds of such insurance to which a Borrower has a right of receipt (including, without limitation, all non-filing insurance, credit insurance and credit life insurance related to any Receivables, to any collateral or security for any Receivables, or to any obligor in respect of any Receivables and all proceeds of such insurance);

(iv)All of each Borrower’s Books and Records related to any Receivables including tapes and software;

(v)All notes, drafts, deposit accounts, acceptances, documents of title, deeds,

policies and policies or certificates of insurance (including without limitation credit insurance, credit life insurance, non-filing insurance and title insurance) and securities (domestic and foreign) and letter of credit rights now or hereafter owned by each Borrower or in which a Borrower has or at any time acquires an interest in connection with any Receivables;

(vi)All of each Borrower’s Accounts, Documents, Instruments, General Intangibles, Investment Property (including, without limitation, equity interests in and capital stock of each Entity Guarantor) and Chattel Paper, now owned or existing or hereafter arising or acquired, and all payment obligations owed to a Borrower, now owned or existing or hereafter arising or acquired; together with all collateral, security and guaranties now or hereafter in existence for any of the foregoing; and

(vii)All cash and non-cash proceeds of all the foregoing.

“Collections” means payment of principal, interest and fees on Receivables, the cash and non-cash proceeds realized from the enforcement of such Receivables and any security therefor, or the Collateral, proceeds of credit, group life or non-filing insurance, or proceeds of insurance on any real or personal property which is part of the collateral for the Receivables.

“Commercial Paper” means the short term promissory notes issued by Borrowers from time to time in connection with their commercial paper program.

“Commitment” means, with respect to each Lender, a commitment of such Lender to make its portion of the Advance in a principal amount up to each such Lender’s Commitment Percentage of the Maximum Principal Amount.

“Commitment Percentage” means, for any Lender, the percentage identified as the Commitment Percentage on Schedule I, as such percentage may be modified in connection with any assignment made in accordance with Section 10.8.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Consumer Finance Laws” means all applicable laws and regulations, federal, state and local, relating to the extension of consumer credit, and the creation of a security interest in personal property or a mortgage in real property in connection therewith, as the case may be, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, RESPA, the Magnuson-Moss Warranty Act, the Federal Trade Commission’s Rules and Regulations and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

“Consumer Purpose Loans” means amortizing loans to one or more individuals the proceeds of which are used for personal use including to purchase goods, services or merchandise for personal, household or family use.

“Control Agreement” means that certain deposit account control agreement among Borrowers, Agent and South State Bank (in form and substance satisfactory to Agent and South State Bank).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Credit Documents” means this Agreement, the Notes, the Guaranties, the Subordination Agreement, the Control Agreement and any and all additional documents, instruments, agreements and other writings executed and delivered pursuant to or in connection with this Agreement.

“Dealer Reserves” means a reserve on Borrower’s Books and Records for charges and claims against dealers.

“Debt” means as of the date of determination, all outstanding indebtedness (other than deferred loan origination fees of Borrowers) including without limitation (a) all loans made hereunder to Borrowers; (b) accounts payable as of the date of determination; (c) income tax liabilities; (d) mortgages; (e) deposits, debenture instruments, and other instruments, including all accruals of interest and fees related thereto; (e) all other obligations which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise); (f) Subordinated Debt and (g) Other Debt.

“Default” means an event, condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“Deficiency Balance Receivable” means a Receivable for which a balance remains after any collateral associated with such Receivable has been sold and the remaining balance has not been charged off.

“EBITDA Ratio” means the ratio of such Person’s (a) earnings before payments of interest, taxes, depreciation and amortization expense for the twelve month period ending on the date of determination, net of any deficits from the amount required as an Allowance for Loan Losses under Section 6.4(c) hereof and the amount of any accounts to be charged off, that have not been charged off, in Section 6.4(e) hereof, to (b) interest expense during such twelve month period in accordance with GAAP principles pursuant to Section 6.4 of this Agreement.

“Eligible Receivables” means, as of the date of determination, Receivables (net of unearned interest, fees, dealer reserves, holdbacks, discounts, insurance premiums and commissions thereon), which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is more than 60 days past due on a contractual basis; (ii) Receivables subject to a bankruptcy proceeding, litigation, foreclosure, repossession or other legal proceeding; (iii) Receivables from employees (unless payments with respect thereto are automatically deducted from such employee’s paycheck) or shareholders of any Borrower or any Affiliate; (iv) Receivables which have been deferred, restructured, extended, renewed, modified or altered not in compliance with Borrowers’ Modification Policy; (vi) Receivables not in compliance with Borrowers’ Underwriting Policy; (vii) if Borrowers have elected to note their first priority Lien on the applicable certificate of title, Receivables for which Agent or

Borrowers have not received a valid certificate of title or notification of a valid certificate of title with the Lien of a Borrower noted thereon, if applicable, within 120 days after the origination of the Receivable; (viii) Receivables arising from balloon payment accounts, non-amortizing accounts or Interest-Only Accounts; (ix) Receivables arising from assignments for repossession; (x) Real Estate Related Accounts for which the original term exceeds 120 months; (xi) Receivables which were originated to support the acquisition of commercial vehicles; (xii) RESERVED; (xiii) Deficiency Balance Receivables; (xiv) Receivables serviced, collected or enforced by a Person other than a Borrower without prior written consent of Agent; (xv) Real Estate Related Accounts for which the amount, when aggregated with all other Real Estate Related Accounts exceeds the lesser of (A) $55,000,000 or (B) 10% of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xvi) Receivables with any deferred payments; (xvii) Receivables constituting “premier loans” with a credit score of less than 640; (xviii) Receivables for which the original term exceeds 60 months (other than Real Estate Related Accounts); (xix) Receivables with an original principal balance in excess of $15,000 (other than Real Estate Related Accounts); and (xx) Receivables which, in Agent’s commercially reasonable discretion, do not constitute acceptable collateral following 10 days’ notice from Agent to Borrowers.

“Entity Guarantors” means, collectively, Frandisco Life Insurance Company, a Georgia corporation, and Frandisco Property & Casualty Insurance Company, a Georgia corporation.

“Environmental Control Statutes” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to refer to any successor sections.

“Event of Default” has the meaning assigned to that term in Article 8 of this Agreement.

“Excess Availability” means, as of any date of determination, an amount equal to (a) the lesser of the Borrowing Base and the Maximum Principal Amount, minus (b) the amount of outstanding Advances.

“Excluded Swap Obligation” means, with respect to any Person, any Swap Obligation if, and to the extent that, all or a portion of the agreement of such Person to be obligated with respect of, or the grant by such Person of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the agreement of such Person to be obligated with respect of such Swap Obligation would otherwise have become effective with respect to such related Swap Obligation but for such Person’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such agreement of such Person to be obligated or Lien is or becomes illegal or unlawful.

“Funded Debt” means, with respect to any Person on any day, without duplication, the following Debt: (i) all indebtedness or guarantees of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument or which accrue interest or are a type upon which interest charges are customarily paid (specifically excluding all obligations of such Person under capital leases), (ii) liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (provided that the amount of such liabilities included as Funded Debt shall be the lesser of the amount of such liabilities and the fair market value of the property of such Person securing such liabilities), (iii) the net amount of all indebtedness, obligations or liabilities of that Person in respect of Hedge Agreements, (iv) all obligations, contingent or otherwise, of such Person as an account party in respect of undrawn letters of credit and undrawn letters of guaranty, (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (vi) guaranties of any of the foregoing

“Funded Debt to Adjusted Tangible Net Worth Ratio” means the ratio of Funded Debt to Adjusted Tangible Net Worth.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (including, without limitation, Local Authorities).

“Guarantors” shall mean, collectively, Entity Guarantors.

“Guaranty” means individually, and “Guaranties” means collectively, the limited and unlimited guaranty agreements in form and substance satisfactory to Agent, as the same may be amended, modified, restated or extended from time to time.

“Hazardous Substance” means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, including without limitation petroleum and items defined in Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants.”

“Hedging Agreement” an agreement relating to any interest rate hedge, exchange, swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk (including, without limitation, any ISDA Master Agreement).

“Insurance Premium Dividend” means distribution to shareholders of Borrowers used solely to pay life insurance premiums.

“Intangible Assets” means all assets of any Person which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“Interest-Only Accounts” means those Receivables on which collections are applied entirely to interest and expense charges, with no portion thereof being required to reduce the principal balance on the loan prior to the stated maturity of such accounts.

“Level One Regulatory Event” means the formal commencement by written notice by any federal or state Governmental Authority of any inquiry, investigation, legal action or similar proceeding against any Borrower or any of their Subsidiaries challenging its authority to originate, hold, own, service, collect or enforce Receivables generally or any category or group of Receivables that is material to the business of such Borrower or such Subsidiary, or otherwise alleging any material non-compliance by any Borrower or any of their Subsidiaries with any applicable laws related to originating, holding, collecting, servicing or enforcing Receivables generally or any category or group of Receivables that is material to the business of such Borrower or such Subsidiary (which shall include, without limitation, the issuance of a civil investigative demand by the Consumer Financial Protection Bureau that meets the criteria set forth above), which inquiry, investigation, legal action or proceeding is not released or terminated in a manner reasonably acceptable to Agent within thirty (30) calendar days of commencement thereof.

“Level Two Regulatory Event” means the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any Borrower or any of their Subsidiaries related in any way to the originating, holding, pledging, collecting, servicing or enforcing of Receivables generally or any category or group of Receivables that is material to the business of such Borrower or such Subsidiary.

“LIBOR Rate” means the greater of (a) 0.75% per annum or (b) the one-month London Interbank Offered Rate as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication and selected by Agent in its sole discretion for its entire loan portfolio for all borrowers for any day during a given month.  The LIBOR Rate shall be adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the immediately preceding calendar month.  In the event such rate ceases to be published or quoted, LIBOR Rate shall mean a comparable rate of interest reasonably selected by Agent for its entire loan portfolio for all borrowers.  Agent’s determination of the LIBOR Rate shall be conclusive and binding on Borrowers, absent manifest error.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including without limitation any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Liquidity” means the sum of unencumbered cash of Borrowers, Excess Availability and availability under the Reinsurance Credit Facilities.

“Loan” means the aggregate principal amount advanced by Lenders to Borrowers pursuant to Section 2.1 of this Agreement, together with interest accrued thereon and fees and costs owing hereunder in connection therewith.

“Loan Availability” means the amount available for Advances under this Agreement on any date as determined in accordance with the Availability Statement submitted to Agent pursuant to the terms hereof.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by Borrowers or any of them.

“Maturity Date” means February 28, 2022, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement.

“Maximum Principal Amount” means $200,000,000.

“Modification Policy” means that certain policy of Borrowers attached hereto as Exhibit E.

“Net Charge-Offs” means Principal Receivables which have been charged off (net of bad debt recoveries).

“Notes” mean collectively, the promissory notes to this Agreement of Borrowers in favor of each Lender in form and substance satisfactory to Agent, evidencing the joint and several obligation of Borrowers to repay the Loan, and any and all amendments, renewals, replacements or substitutions therefor, and each is referred to individually as a “Note.”

“Obligations” means (a) each and every draft, liability and obligation of every type and description which Borrowers may now or at any time hereafter owe to Agent and Lenders (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Agent and/or any Lender alone or in a transaction involving other creditors of Borrowers, or any of them, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several), and including specifically, but not limited to, all indebtedness of Borrowers arising under this Agreement, the Notes, any fee letter or any other loan or credit agreement between or among a Borrower or Borrowers and Agent and/or any Lender, whether now in effect or hereafter entered into and including, without limitation, all Loans and (b) payment or performance, as the case may be, of all obligations of Borrowers with respect to Bank Products.  Notwithstanding anything to the contrary contained herein, the Obligations shall specifically exclude Excluded Swap Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the

Treasury.

“Other Debt” means Senior Demand Notes, Commercial Paper and Variable Rate Subordinated Debentures.

“Participant” has the meaning assigned to that term in Section 10.8 of this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Indebtedness” means (a) borrowings from Agent and Lenders hereunder; (b) trade indebtedness in the normal and ordinary course of business for value received; (c) indebtedness and obligations incurred to purchase or lease fixed or capital assets, (d) the other indebtedness and obligations described on Schedule II attached hereto and made part hereof, (e) indebtedness in connection with Bank Products, (f) Other Debt, (g) real property leases entered into by Borrowers with respect to the branch offices and other buildings in the ordinary course of their business and (h) unsecured Debt permitted to be drawn with the prior written consent of Agent owing under the Reinsurance Credit Facilities.

“Permitted Liens” means (a) Liens granted to Agent by Borrowers pursuant to this Agreement, (b) Liens existing as of the date hereof described on Schedule III attached hereto and (c) Liens granted to real property landlords by Borrowers on furniture, fixture and equipment.

“Permitted Tax Distributions” shall mean as to any taxable year of a Borrower during which such Borrower makes an S corporation election with the Internal Revenue Service and appropriate state agency, an annual distribution necessary to enable each shareholder of such Borrower to pay federal or state income taxes attributable to such shareholder resulting solely from the allocated share of income of such Borrower for such period.

“Person” means all natural persons, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof, or any other entity.

“Plan” means any employee benefit plan subject to the provisions of Title IV of ERISA which is maintained in whole or in part for employees of Borrowers or any Affiliate of Borrowers.

“Principal Receivables” means net Receivables less unearned interest and insurance commissions (including discounts).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Estate Related Accounts” means Receivables arising from loans (a) the proceeds of which are used to purchase or improve real property; or (b) collateralized or secured by an interest in real property; and shall include without limitation home equity accounts.

“Receivables” means all lien, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing loans made, and/or time sale transactions acquired, by a Borrower.

“Regulatory Event” means either a Level One Regulatory Event or a Level Two Regulatory Event.

“Reinsurance Credit Facilities” means the unsecured credit facilities established for the benefit of Borrowers pursuant to two Line of Credit Loan Agreements with Borrowers’ Subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, the documentation of which are in form and substance acceptable to Agent, and which shall have (w) maturity dates thereunder at least five (5) months after the Maturity Date, (x) no financial or negative covenants, (y) a per annum rate of interest no more than 25 basis points greater than the interest accruing on the principal balance of the Obligations and (z) an aggregate commitment of at least $92,000,000.

“Replacement Lender” has the meaning assigned to that term in Section 2.10(b) of this Agreement.

“Reportable Event” has the meaning assigned to that term in Section 4.13 of this Agreement.

“Required Lenders” means, at any time, Lenders which are then in compliance with their obligations hereunder and holding in the aggregate at least seventy five percent (75%) of (a) the Commitment Percentage (and participation interest) or (b) if this Agreement has been terminated, the outstanding Loans and participation interest; provided, however, if there are less than three (3) Lenders at any time, Required Lenders shall mean one hundred percent (100%) of Lenders which are then in compliance with their obligations hereunder.

“Restricted Payments” means payments by Borrowers, or any of them, which constitute (a) redemptions, repurchases, dividends or distributions of any kind with respect to a Borrower’s stock or any warrants, rights or options to purchase or otherwise acquire any shares of Borrower’s capital stock or (b) payments of principal or interest on Subordinated Debt.

“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced from time to time by any Sanctioned Entity: including, without limitation: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, (e) any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Schedule of Receivables and Assignment” means a Schedule of Receivables and Assignment to be submitted by Borrowers to Agent pursuant to the terms hereof, describing the Receivables assigned and pledged to Agent, for the benefit of Agent, on the date hereof and thereafter for the period to which such schedule relates and confirming the assignment and pledge of such Receivables.

“Senior Demand Notes” means the Senior Demand Notes issued by Borrowers from time to time, as more fully described in the most current prospectus with respect to the Senior Demand Notes as filed with the Securities and Exchange Commission, as the same may be amended, modified, supplemented, increased or restated from time to time.

“Subordinated Debt” means any indebtedness for borrowed money which shall contain provisions subordinating the payment of such indebtedness and the liens and security interests securing such indebtedness to Obligations, in form, substance and extent acceptable to Agent in its sole discretion.  For purposes hereof, Subordinated Debt includes, without limitation, the Variable Rate Subordinated Debentures.

“Subordination Agreement” means, individually, and “Subordination Agreements” means, collectively, the Subordination Agreements executed in connection with the Subordinated Debt, from time to time, each in the form of Exhibit D attached hereto and made part hereof.

“Subsidiary” of any entity means any corporation, limited liability company, partnership or other legal entity of which such entity directly or indirectly owns or controls at least a majority of the outstanding stock or other equity interest having general voting power.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “Swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means, at any date, the amount of the capital stock liability of such Person on a consolidated basis (but excluding the effect of intercompany transactions) plus (or minus in the case of a deficit) its capital surplus and earned surplus minus, to the extent not otherwise excluded (i) the cost of treasury shares; (ii) the amount equal to the value shown on its books of Intangible Assets, including the excess paid for assets acquired over their respective book values on the books of the corporation from which acquired; and (iii) investments in and loans to any Subsidiary or Affiliate or to any shareholder, director or employee of such Person, any Subsidiary or any Affiliate.

“Termination Date” means the earlier of: (a) the Maturity Date, or (b) the date on which the Commitments are terminated and the Loan becomes due and payable pursuant to Section 9.1.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and

Consumer Protection Act and the regulations promulgated thereunder.

“Underwriting Policy” means that certain policy of Borrowers attached hereto as Exhibit F.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“Variable Rate Subordinated Debentures” means the Variable Rate Subordinated Debentures issued by Borrowers from time to time under the Subordinated Indenture (that certain Indenture dated as of October 31, 1984, as the same may be amended, modified, supplemented, restated, renewed, refinanced or replaced from time to time), the repayment of which are subordinate in right of payment to the Obligations, the Senior Demand Notes, the Commercial Paper and any other Indebtedness of Borrowers.

“Wells Fargo Affiliate” means in relation to Agent, any entity controlled, directly or indirectly, by Agent, any entity that controls, directly or indirectly, Agent or any entity directly or indirectly under common control with Agent (including, without limitation, Wachovia Bank, National Association and its subsidiaries and affiliates).  For this purpose, “control” of any entity means ownership of a majority of the voting power of the entity.

Section 1.2          Rules of Construction.

(a)Accounting Term.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Credit Document, Borrowers and Agent shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided further, that until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Borrowers shall provide to Agent a written reconciliation in form and substance reasonably satisfactory to Agent, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in GAAP.  Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

(b)Uniform Commercial Code.  Except as otherwise provided herein, terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, “Accounts”, “Documents”, “Goods”, “Instruments”, “Investment Property”, “General Intangibles” and “Chattel Paper” shall have the respective meanings given to such terms in the UCC.

ARTICLE 2
THE REVOLVING CREDIT FACILITY

Section 2.1          The Loan.  Until the Termination Date, Borrowers may request Lenders to make Advances to Borrowers and, subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to lend such Lender’s Commitment Percentage of each requested Advance up to such Lender’s Commitment which Borrowers may repay and reborrow from time to time.  The aggregate unpaid principal amount at any one time outstanding of all Advances shall not exceed the lesser of the Maximum Principal Amount or the Borrowing Base in effect as of the date of determination.

(a)Agent shall establish on its books an account in the name of Borrowers (the “Borrowers’ Loan Account”).  A debit balance in Borrowers’ Loan Account shall reflect the amount of Borrowers’ indebtedness to Agent and Lenders from time to time by reason of Advances and other appropriate charges (including, without limitation, interest charges) hereunder.  At least once each month, Agent shall provide to Borrowers a statement of Borrowers’ Loan Account which statement shall be considered correct and accepted by Borrowers and conclusively binding upon Borrowers unless Borrowers notify Agent to the contrary within 30 days of Agent’s providing such statement to Borrowers.

(b)Each Advance made hereunder shall, in accordance with GAAP, be entered as a debit to Borrowers’ Loan Account, and shall be in a principal amount which, when aggregated with all other Advances then outstanding, shall not exceed the lesser of the then effective Borrowing Base or Maximum Principal Amount.

(c)The Loan shall be due and payable on the Termination Date.  Upon the occurrence of an Event of Default, Agent shall have rights and remedies available to it under Article 9 of this Agreement.

(d)Agent has the right upon 10 days prior notice to Borrowers at any time, and from time to time, in its commercially reasonable discretion exercised in good faith (but without any obligation), to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem commercially reasonable, including, without limitation, a reserve equal to the amount of outstanding indebtedness in connection with Bank Products and with respect to Regulatory Events.

Section 2.2          The Notes.  The indebtedness of Borrowers to each Lender hereunder shall be evidenced by a separate Note executed by Borrowers in favor of such Lender in the principal amount equal to each such Lender’s Commitment Percentage of the Maximum Principal Amount.  The principal amount of the Notes will be the Maximum Principal Amount; provided, however, that notwithstanding the face amount of the Notes, Borrowers’ liability under the Notes shall be limited at all times to the actual indebtedness (principal, interest and fees) then outstanding and owing by Borrowers to Agent and Lenders hereunder.

Section 2.3          Method of Payment.  Borrowers shall make all payments of principal and interest on the Notes in lawful money of the United States of America and in funds immediately available by wire transfer or funds transfer, to Agent at its address referred to in Section 10.4 of this Agreement or at such other address as Agent otherwise directs.  Whenever any payment is due on a day, which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest shall be paid for such extended time. As soon as practicable after Agent receives payment from Borrowers, but in no event later than 1 Business Day after such payment has been made, subject to Section 2.7, Agent will cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable to Agent to reimburse Agent for fees and expenses payable solely to Agent pursuant to the terms of this Agreement) or expenses payable to Agent and Lenders in accordance with the terms of this Agreement, in like funds relating to the payment of any such other amounts payable to Lenders.  Borrowers’ obligations to Lenders with respect to such payment shall be discharged by making such payments to Agent pursuant to this Section 2.3 or, if not timely paid or any Event of Default or Default then exists, may be added to the principal amount of the Loans outstanding.  Borrowers hereby authorize Agent to charge the line of credit established hereunder for any amounts that are due and owing pursuant to the terms of this Agreement with such amounts added to the principal amount of the Loans outstanding and Agent may elect to utilize such right in its sole discretion.

Section 2.4          Extension and Adjustment of Maturity Date.  Upon the written agreement of Borrowers, Agent and Lenders, the Maturity Date may be extended.

Section 2.5          Use of Proceeds.  Advances shall be used to finance Borrowers’ portfolios of Consumer Purpose Loans, for general working capital purposes and for other lawful corporate purposes except as limited under this Agreement.

Section 2.6          Interest.

(a)In the absence of an Event of Default or Default hereunder, and prior to maturity, the outstanding balance of the Loan will bear interest at an annual rate at all times equal to the LIBOR Rate plus the Applicable Margin.

(b)Interest shall be payable monthly in arrears on the first day of each month commencing on the first such date after the first Advance under the Loan and continuing until the Commitments are terminated and the Obligations are indefeasibly paid in full.  Interest as provided hereunder will be calculated on the basis of a 360 day year and the actual number of days elapsed.

(c)Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, including after maturity and before and after judgment, Borrowers hereby agree to pay to Lenders interest on the outstanding principal balance of the Loan and any other obligations and, to the extent permitted by law, overdue interest with respect thereto, at the rate of 2.50% per annum above the rate otherwise applicable to the Loan.

Section 2.7          Advances.

(a)Borrowers shall notify Agent in writing not later than 3:00 P.M. eastern time, on the date of each requested Advance, specifying the date and amount of the Advance.  Such notice shall submitted electronically via Agent’s online system (or in such other manner as acceptable to Agent in its sole discretion) and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of the requested Advance:

(i)the aggregate amount of the requested Advance, which shall be in an minimum amount of at least $25,000 or the unborrowed balance of the Borrowing Base;

(ii)confirmation that no Event of Default or Default exists either immediately prior to or after making such Advance; and that there has been no material adverse change in Borrowers’ financial condition, operations or business since the date of the monthly and audited annual financial statements most recently delivered by Borrowers to Agent pursuant to this Agreement; and

(iii)statements that the representations and warranties set forth in Article 4 are true and correct as of the date of the Advance in all material respects.

(b)Agent shall give to each Lender prompt notice of each request for Advance submitted via Agent’s online automatic advance request system.  Unless Agent shall have been notified by any Lender at least 5 Business Days prior to the date of Advance that such Lender does not intend to make available to Agent its portion of the Advance to be made on such date, Agent may assume that such Lender will make such amount available to Agent as required above and Agent may, in reliance upon such assumption, make available the amount of the Advance to be provided by such Lender.  Upon fulfillment of the conditions set forth in Sections 2.7(a) and 5.2 for such Advance, and as soon as practicable after receipt of funds from Lenders Agent will make such funds as have been received from Lenders available to Borrowers at the account specified by Borrowers from time to time in writing to Agent.

(c)Because Borrowers anticipate requesting Advances on a daily basis, resulting in the amount of outstanding Advances fluctuating from day to day, in order to administer the Loan in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Lenders hereby instruct Agent, and Agent may (in its sole discretion, without any obligation) (i) make available, on behalf of Lenders, the full amount of all Advances requested by Borrowers, without giving each Lender prior notice of the proposed Advance and of such Lender’s Commitment Percentage thereof and (ii) if Agent has made any such amounts available as provided in clause (i), upon repayment of Loans by Borrowers, first apply such amounts repaid directly to the amounts made available by Agent in accordance with clause (i) and not yet settled as described below.  If Agent makes an Advance on behalf of Lenders, as provided in the immediately preceding sentence, the amount of outstanding Loans and each Lender’s Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M., Central time on the Business Day immediately preceding the date of each computation; provided, however, that Agent retains the absolute right at any time or from time to time to make the afore-described adjustments at intervals more frequent than weekly.  Agent shall deliver to each of Lenders at the end of each week, or such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by Lenders prior to 12:00 Noon, Central time on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 P.M., Central time on the day such summary statement was sent; and if such summary statement is sent by Agent and received by Lenders after 12:00 Noon, Central time on any Business Day, each Lender shall make such transfers no later than 3:00 P.M., Central time no later than the next succeeding Business Day after such summary statement was sent.  If in any Settlement Period, the amount of a Lender’s Commitment Percentage of the Loans is in excess of the amount of Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender’s Commitment Percentage of the Loans in any Settlement Period is less than the amount of Loans actually funded by such Lender, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference.  The obligation of each of Lenders to transfer such funds shall be irrevocable and unconditional, without recourse to or warranty by Agent and made without setoff or deduction of any kind.  Each of Agent and Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Commitment Percentages of the outstanding Loans.  Because Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by Agent to each Lender (including Agent) in accordance with the amount of Loans actually advanced by and repaid to each Lender (including Agent) during each Settlement Period and shall accrue from and including the date such Advance is made by Agent to but excluding the date such Loans are repaid by Borrower in accordance with Section 2.3 or actually settled by the applicable Lender as described in this Section 2.7(c).  All such Advances made by Agent on behalf of Lenders hereunder shall bear interest at the interest rate applicable hereunder for Advances.

(d)If the amounts described in subsection (b) or (c) of this Section 2.7 are not in fact made available to Agent by a Lender (such Lender being hereinafter referred to as a “Defaulting Lender”) and Agent has made such amount available to Borrowers, Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrowers and Borrowers shall immediately (but in no event later than 10 Business Days after such demand) pay such corresponding amount to Agent.  Agent shall also be entitled to recover from such Defaulting Lender and Borrowers, (i) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrowers to the date such corresponding amount is recovered by Agent, at a rate per annum equal to either (A) if paid by such Defaulting Lender, the overnight federal funds rate or (B) if paid by Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.6, plus (ii) in each case, an amount equal to any costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by Borrowers under clause (ii) above on account of such Defaulting Lender’s default.

(e)The failure of any Lender to make its portion of the Advance to be made by it as part of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Advance.  The amounts payable by each Lender shall be a separate and independent obligation.

(f)Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Section 2.6, on outstanding Loans which it has funded to Agent from the date such Lender funded such Advance to, but excluding, the date on which such Lender is repaid with respect to the Loan.

(g)RESERVED.

(h)Nothing contained in this Section 2.7 or otherwise in this Agreement shall impair or limit any claim of Borrowers against a Defaulting Lender (including, without limitation, expenses incurred by Borrowers by reason of any such default) who breaches its commitment to fund Advances hereunder.

(i)Each request for an Advance pursuant to this Section 2.7 shall be irrevocable and binding on Borrowers.

Section 2.8          Prepayment.

(a)Optional Prepayments.  Borrowers may prepay the Loan from time to time, in full or in part without premium or penalty, provided that (i) in the event Borrowers prepay the Loan in full and terminate this Agreement prior to the Maturity Date, Borrowers shall provide at least 3 Business Days prior notice to Agent and pay a sum equal to 1.0% of the Maximum Principal Amount as a prepayment fee; (ii) prepayments shall be in a minimum amount of $25,000 and $25,000 increments in excess thereof; and (iii) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and prior to the occurrence of an Event of Default, partial prepayments will be applied first to outstanding Advances and thereafter to other Obligations owing hereunder.  Each Borrower acknowledges that the above described fee is an estimate of Lenders’ damages in the event of early termination and is not a penalty.  In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any.  Notwithstanding the foregoing, in the event that (y) Borrowers repay the Loan in full and terminate this Agreement within 60 days of making a payment under Section 2.10(a), Borrowers shall not be obligated to pay to the specific Lender receiving such payment under Section 2.10(a) the prepayment fee contained in this Section 2.8(a) and (z) Borrowers request an increase to the Maximum Principal Amount in writing and Agent and Lenders fail to approve such increase within 45 days of such request, Borrowers shall not be obligated to pay the prepayment fee to Lenders if (i) the amount of such increase is supported by Borrowers’ financial statement projections of availability and usage, (ii) Borrowers refinance the Obligations with a larger credit facility agented by a financial institution other than Wells Fargo Bank, N.A. within one hundred twenty (120) days thereafter and (iii) no Event of Default then exists.

(b)Mandatory Prepayments.  In the event that amounts outstanding hereunder at any time exceed the Borrowing Base (whether established by an Availability Statement or otherwise) Borrowers shall pay to Agent immediately and without demand or notice of any kind required, the amount by which Borrowers’ indebtedness hereunder exceeds the Borrowing Base then applicable, together with all accrued interest on the amount so paid and any fees and costs incurred in connection therewith.

Section 2.9          Fees.  Borrowers shall pay to Agent, at Agent’s offices, the following:

(a)Administrative Fee.  A non-refundable administrative fee of $2,000 shall be due and payable monthly in arrears on the first day of each month solely for the account of Agent, commencing on the first such date after the funding of this Agreement and continuing until the Commitments are terminated and the Obligations are indefeasibly paid in full, in which event a pro-rated monthly installment of the administrative fee shall be paid on the date of such termination.

(b)Unused Line Fee.  A non-refundable unused line fee at the rate of 0.50% per annum (computed on the basis of a 360 day year and the actual number of days elapsed) on the daily unused Commitments.  Such fee shall be payable to Agent, for the account of Lenders in accordance with their Commitment Percentages, monthly in arrears on the first day of each month, and on the Termination Date, unless the Commitments are terminated on an earlier date, in which event the unused line fee shall be paid on the date of such termination.

Section 2.10          Regulatory Changes in Capital Requirements; Replacement of a Lender.

(a)Regulatory Changes in Capital Requirements. If any Lender shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any lending office of such Lender) or such Lender’s holding company with any industry wide request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender or its holding company could have achieved on the portion of the Loans made by such Lender pursuant hereto but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material and Lender has made such determination with respect to all or substantially all of the loans in its loan portfolio, then from time to time Borrowers shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate of interest otherwise applicable to the Obligations.  Agent will notify Borrowers of any event occurring after the date of this Agreement that will entitle a Lender to compensation pursuant to this Section 2.10(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

(b)Replacement of a Lender.  If Borrowers become obligated to pay additional amounts to any Lender pursuant to Section 2.10(a), then Borrowers may within 120 days thereafter designate another bank that is acceptable to Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.  In addition to the foregoing, if a Replacement Lender purchases such Loans and assumes all such obligations of a Lender hereunder pursuant to this Section 2.10(b), each such replaced Lender shall reimburse Borrowers for all amounts previously paid pursuant to Section 2.10(a) within 30 days of such replacement.

Section 2.11          Sharing of Payments.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the

Loans made by it in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

Section 2.12          Pro Rata Treatment.  Subject to Section 9.4 hereof, each payment or prepayment of principal of the Loan, and each payment of interest on the Loans, actually received by Agent shall be allocated pro rata among Lenders in accordance with the respective principal amounts of their outstanding Loans; provided, however, that the foregoing fees payable hereunder (other than the fees payable under Section 2.9(a) hereof) to Lenders shall be allocated to each Lender based on such Lender’s Commitment Percentage.

Section 2.13          Accordion.  Subject to the terms and conditions set forth herein below, Borrowers shall have a right at any time to increase the amount of the Maximum Principal Amount (the “Accordion Increase”) in an amount acceptable to Agent in its sole and absolute discretion; provided, however, that the aggregate amount of the Accordion Increase shall not exceed $100,000,000.  The following additional terms and conditions shall apply to the Accordion Increase:

(a)the Accordion Increase shall constitute additional Obligations and shall be secured and guaranteed with the other Obligations on a pari passu basis by the Collateral;

(b)Borrowers shall execute a new Note in favor of any new Lender or any existing Lender whose Commitment is increased, as well as any other legal documentation and modification documents reasonably requested by Agent to consummate the Accordion Increase;

(c)unless otherwise provided by Agent, the Accordion Increase shall be subject to the same terms (including interest rate and maturity date) as the existing Loan;

(d)all documents, organizational documents and other documents evidencing and contemplated by the Accordion Increase shall be in form and substance acceptable to Agent and Borrowers;

(e)Borrowers shall have delivered all due diligence materials and other deliverables reasonably requested by Agent;

(f)each of the closing conditions set forth in Article 5 shall have been satisfied;

(g)no Default or Event of Default shall have occurred that has not been waived by Lenders pursuant to the terms hereof;

(h)Agent shall have received from Borrowers updated financial statements and projections and a certificate, in each case in form and substance reasonably satisfactory to Agent, demonstrating that, after giving effect to the Accordion Increase on a pro forma basis, Borrowers will be in compliance with all financial covenants set forth herein;

(i)the Accordion Increase shall be subject to the ability of Agent to syndicate the Accordion Increase as determined by Agent in its sole and absolute discretion; and

(j)Agent shall have received such other due diligence and credit committee approvals as it may require with results satisfactory to Agent in its sole and absolute discretion.

Participation in the Accordion Increase shall be offered first to each of the existing Lenders in an amount equal to each Lender’s Commitment Percentage of the Accordion Increase, but no such Lender shall have any obligation to provide all or any portion of the Accordion Increase.  If the amount of the Accordion Increase requested by Borrowers shall exceed the Commitments which the existing Lenders are willing to provide with respect to the Accordion Increase, then Agent may invite other banks or lending institutions acceptable to Agent and Borrowers to join this Agreement as Lenders hereunder for the portion of such Accordion Increase not provided by the existing Lenders; provided, however, that such other banks, or financial institutions shall enter into such joinder agreements to give effect thereto as Agent and Borrowers may reasonably request.  Agent is authorized to enter into, on behalf of Lenders, any amendment to this Agreement or any other Credit Document as may be necessary to incorporate the terms of the Accordion Increase in accordance with the terms hereof.

Section 2.14          Existing Indebtedness.  This Agreement amends and restates the Existing Agreement and the existing indebtedness under the Existing Agreement (“Existing Indebtedness”) shall be deemed to constitute an Advance hereunder.  The execution and delivery of this Agreement and the other Credit Documents, however, does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Existing Indebtedness.  All of the obligations of Agent and Lenders to Borrowers with respect to Advances to be made concurrently herewith or after the date hereof are set forth in this Agreement.  All liens and security interests previously granted to Agent (or its predecessors in interest), pursuant to the Existing Loan Documents are acknowledged and reconfirmed and remain in full force and effect and are not intended to be released, replaced or impaired.

ARTICLE 3
SECURITY

Section 3.1          Security Interest.  To secure the payment and performance of the Obligations, each Borrower hereby grants to Agent, for the benefit of Lenders, a continuing general Lien on and a continuing security interest in all of the Collateral, wherever located, whether now owned or hereafter acquired, existing or created, together with all replacements and substitutions therefor, and the cash and non-cash proceeds thereof, subject to Permitted Liens.  The Liens and security interests of Agent in the Collateral shall be first and prior perfected Liens and security interests, subject only to Permitted Liens, and may be retained by Agent until all of the Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated.

Section 3.2          Financing Statements.  Agent is hereby authorized by each Borrower to file any financing statements covering the Collateral or any amendment adding collateral to any financing statement in each case whether or not a Borrower’s signature appears thereon.  Borrowers agree to comply with the requirements of all state and federal laws and requests of Agent in order for Agent to have and maintain a valid and perfected first security interest in the Collateral.

Section 3.3          Documents to be Delivered to Agent.  All Receivables of Borrowers originated on or after the date hereof shall be stamped or watermarked with the following:

This document is pledged as collateral to Wells Fargo Bank, N.A., as agent.

Borrowers shall (a) upon request of Agent following the occurrence of an Event of Default, deliver to Agent or its designee any other property in which Borrowers have granted Agent a security interest hereunder; and (b) execute and deliver to Agent, for the benefit of Lenders, such assignments, endorsements, allonges to promissory notes, mortgages, financing statements, amendments thereto and continuation statements thereof, in form satisfactory to Agent, and such additional agreements, documents or instruments as Agent may, from time to time, require to evidence, perfect and continue to perfect Agent’s liens and security interests granted hereunder.

Section 3.4          Collections.  Notwithstanding the security interest granted hereunder with respect to the Collateral by Borrowers to Agent, until notice to the contrary is provided to Borrowers by Agent following the occurrence of an Event of Default, Borrowers may service, manage, enforce and receive Collections on Receivables.  Borrowers shall have no power to make any unusual allowance or credit to any obligor without Agent’s prior written consent.  Upon notice by Agent at any time following the occurrence of an Event of Default, Agent may require Borrowers to endorse and deposit all Collections within 1 Business Day of receipt thereof and in the original form received (except for the endorsement of Borrowers, if necessary, to enable the collection of instruments for the payment of money, which endorsements Borrowers hereby agree to make) in such account maintained with such depository as Agent may from time to time specify, such account to limit withdrawals by Borrowers therefrom only to the order of Agent, but to permit withdrawals by Agent therefrom without the co-signature of a Borrower.  Agent may also require Borrowers to enter into an appropriate lock box agreement with Agent or another financial institution acceptable to Agent, in form and content acceptable to Agent, with respect to opening and maintaining a lock box arrangement for the Collections.  Such lock box agreements shall be irrevocable so long as Borrowers are indebted to Agent under this Agreement and this Agreement remains in effect.

Section 3.5          Additional Rights of Agent; Power of Attorney.

(a)In addition to all the rights granted to Agent hereunder, Agent shall have the right, at any time following the occurrence and during the continuance of an Event of Default, to notify the obligors and account debtors of all Collateral to make payment thereon directly to Agent, and to take control of the cash and non-cash proceeds of such Collateral.  When Collections received by Agent have been converted into cash form, Agent shall forthwith apply the same first to discharge all expenses, fees, costs and charges including reasonable attorneys’ fees and costs of Collections owing hereunder; second to pay all interest accrued under the Notes and this Agreement; third to pay principal due under the Notes and this Agreement; fourth to pay any other sums due to Agent and Lenders under the terms of this Agreement and fifth to whoever is entitled to such amounts under applicable law.

(b)Each Borrower irrevocably appoints Agent its true and lawful attorney, with power of substitution, to act in the name of such Borrower or in the name of Agent or otherwise, for the use and benefit of Agent, but at the cost and expense of Borrowers, without notice to Borrowers to do any of the following after the occurrence of an Event of Default: to demand, collect, receipt for and give renewals, extensions, discharges and releases of any Collateral; to institute and to prosecute legal and equitable proceedings to realize upon any Collateral; to settle, compromise, or adjust claims; to take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds thereof; to endorse the name of such Borrower upon any notes, checks, drafts, money orders, or other evidences of payment of Collateral; to sign such Borrower’s name on any instruments or documents relating to any of the Collateral or on drafts against account debtors; to do all other acts and things necessary, in Agent’s commercially reasonable judgment, to effect collection of the Collateral or protect its security interest in the Collateral; and generally to sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, except to the extent limited by any applicable laws and subject to any requirement of notice to Borrowers or other Persons under applicable laws.

(c)Each Borrower hereby agrees to indemnify and hold Agent and Lenders harmless from and against any and all expenses, costs, liabilities or damages (including reasonable attorneys fees) sustained by Agent and each Lender by reason of any misrepresentation, breach of warranty or breach of covenant by Borrowers whether caused by Borrowers or Guarantors, or whether caused by any other Person if Borrowers knew of or reasonably should have known that facts, circumstances or information on which Borrowers relied were false, incorrect or incomplete in any material respect, and also all court costs and all other expenses Agent and each Lender incurred in enforcing or attempting to enforce payment of the Loan or any Collateral, in supervising the records and proper management and disposition of the collection of Collateral or in prosecuting or defending any of Agent’s and Lenders’ rights under this Agreement.

Section 3.6          Additional Collateral Provisions.

(a)Borrowers will defend the Collateral against all Liens (other than Permitted Liens), and claims and demands of all Persons at any time claiming the same or any interest therein.  Borrowers agree to comply with the requirements of all state and federal laws and requests of Agent in order for Agent to have and maintain a valid and perfected first security interest and/or mortgage Lien in the Collateral.

(b)In addition to the foregoing, Borrowers shall perform all further acts that may be lawfully and reasonably required by Agent to secure Agent and effectuate the intentions and objects of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants and shall continue to represent and warrant to Agent and Lenders until the Obligations hereunder have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated as follows:

Section 4.1          Representations and Warranties as to Receivables.

(a)As to the Receivables generally:

(i)Each Borrower or, where a Borrower was not the original lender, to the best of such Borrower’s knowledge, the original lender or seller had full power and authority to make the loans (or other extensions of credit) evidenced by the Receivables and all such Receivables and all Books and Records related thereto are genuine, based on enforceable contracts and are in all respects what they purport to be;

(ii)All Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms; any chattels described in any Receivable are and will be accurately described and are and will be in the possession of the parties granting the security interest therein; and (A) any applicable filing, recording or lien notation law with respect to any collateral securing a Receivable will have been complied with to the extent such filing or recording is necessary under applicable law to create or perfect such Borrower’s security interest in such collateral consistent with its present policy; or (B) a Borrower shall have procured non-filing insurance from a reputable insurer in an amount not less than the value of the collateral securing such Receivables.

(iii)The form and content of all Receivables and the security related thereto and the transactions from which they arose comply in all material respects (and in any event in all respects necessary to maintain and ensure the validity and enforceability of the Receivables) with any and all applicable laws, rules and regulations, including without limitation, the Consumer Finance Laws;

(iv)The original amount and unpaid balance of each Receivable on Borrowers’ Books and Records and on any statement or schedule delivered to Agent and/or any Lender, including without limitation the Schedule of Receivables, is and will be the true and correct amount actually owing to a Borrower as of the date each Receivable is pledged to Agent, is not subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and no Borrower has any knowledge of any fact which would impair the validity or collectability of any Receivables;

(v)All security agreements, title retention instruments, mortgages and other documents and instruments which are security for Receivables contain a correct and sufficient description of the real or personal property covered thereby, and, subject to the rights of Agent hereunder and the interests of Borrowers as holder of such security agreements, title retention instruments or mortgages or other documents or instruments, are or create security interests and Liens;

(vi)Borrowers have made an adequate credit investigation of the obligor of each Receivable and has determined that his or her credit is satisfactory and meets the standards generally observed by prudent finance companies and is in conformity in all material respects with Borrowers’ policies and standards; and

(vii)A Borrower has good and valid indefeasible title to the Receivables, free and clear of all prior assignments, claims, liens, encumbrances and security interests, and has the right to pledge and grant Agent, for the benefit of Lenders, a first priority security interest in the same, in the manner provided in this Agreement; the parties specifically agree and acknowledge that from time to time Borrowers make loans based upon a subordinate lien status (such as but not limited to a second lien on a motor vehicle or real property) and such ordinary-course loans secured by subordinate lien status shall not be and are not in violation of this representation and warranty; and

Notwithstanding the provisions of this Section 4.1, the parties agree and acknowledge that in the ordinary course of Borrowers’ business, Borrowers from time to time (w) make loans on an unsecured basis (such as with Borrowers’ "Live Checks" loan product), (x) elect not to perfect their security interests, (y) make errors that defeat the viability of perfecting a security interest in collateral pledged by a customer, and (z) unaffiliated first lienholders refuse to give effect to Borrowers’ second liens (especially regarding motor vehicles) and that in each such instance such decisions, mistakes, or failures to recognize Borrowers’ lien status by Borrowers’ branch offices or third parties shall not be considered to be in breach of this Section 4.1.

Section 4.2          Organization and Good Standing.  Each Borrower is duly organized and validly existing in good standing under the laws of the state identified on Schedule 4.2 attached hereto and made part hereof and has the power and authority to engage in the business it conducts and is qualified and in good standing in those states wherein the nature of business or property owned by it requires such qualification, is not required to be qualified in any other state; or if not so qualified, no adverse effect would result therefrom.

Section 4.3          Perfection of Security Interest.  Upon filing of appropriate financing statements in all places as are necessary to perfect the security interests granted in Article 3 of this Agreement, Agent will have a first perfected security interest in the Collateral which can be perfected by the filing of a UCC-1 financing statement in each Borrower’s state of organization, superior in right of interest to any other Person (including, without limitation, purchasers from, or creditors or receivers or a trustee in bankruptcy of, Borrowers).

Section 4.4          No Violations.  The making and performance of the Credit Documents do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of any Borrower or any Guarantor, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower or any Guarantor (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which a Borrower or a Guarantor is a party or by which a Borrower or a Guarantor or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral), prospects or financial condition of any Borrower or any Guarantor.

Section 4.5          Power and Authority.

(a)Each Borrower and each Guarantor has full power and authority under the law of the state of its organization and under its organizational documents to enter into, execute and deliver and perform the Credit Documents; to borrow monies hereunder, to incur the obligations herein provided for and to pledge and grant to Agent, for the benefit of Lenders, a security interest in the Collateral; and

(b)All actions (corporate or otherwise) necessary or appropriate for each Borrower’s and each Guarantor’s execution, delivery and performance of the Credit Documents have been taken.

Section 4.6          Validity of Agreements.  Each of the Credit Documents is, or when delivered to Agent will be, duly executed and constitute valid and legally binding obligations of each Borrower and each Guarantor enforceable against such Borrower and such Guarantor, as applicable, in accordance with their respective terms.

Section 4.7          Litigation.  As of the date hereof, there is no order, notice, claim, action, suit, litigation, proceeding or investigation pending or, threatened against or affecting any Borrower or any Guarantor where the amount in controversy is in excess of $100,000, whether or not fully covered by insurance, except as identified and described on Schedule 4.7 attached hereto and made part hereof.

Section 4.8          Compliance.  As of the date hereof, each Borrower and each Guarantor is in compliance in all material respects with all applicable material laws and regulations, federal, state and local (including all Consumer Finance Laws and those administered by the Local Authorities), material to the conduct of its business and operations; each Borrower and each Guarantor possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Borrower’s and such Guarantor’s execution and performance of the Credit Documents.

Section 4.9          Accuracy of Information; Full Disclosure.

(a)All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to Agent and/or any Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP with respect to Borrowers and on a statutory basis with respect to Guarantors and do and will fairly present the financial condition of each Borrower, its consolidated Subsidiaries, if any, and Guarantors on the dates thereof and results of operations for the periods covered thereby and discloses all liabilities (including contingent liabilities) of any kind of such Borrower and such Guarantor.

(b)Since the date of the most recent financial statements furnished to Agent and/or any Lender, there has not been any material adverse change in the financial condition, business or operations of any Borrower or any Guarantor.

(c)All financial statements and other statements, documents and information furnished by Borrowers or Guarantors, or any of them, to Agent and/or any Lender in connection with this Agreement and the Notes and the transactions contemplated hereunder do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.  Each Borrower and each Guarantor has disclosed to Agent in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of such Borrower or such Guarantor, or such Borrower’s or such Guarantor’s ability to perform its obligations under this Agreement and the Notes.

Section 4.10          Taxes.  Each Borrower and each Guarantor has filed and will file all tax returns which are required to be filed and has paid or will pay when due all taxes, license and other fees with respect to the Collateral and the business of such Borrower and such Guarantor except taxes contested in good faith for which adequate reserves have been established by such Borrower on its Books and Records.

Section 4.11          Indebtedness.  No Borrower has presently outstanding indebtedness or obligations including contingent obligations and obligations under leases of property from others, except Permitted Indebtedness.

Section 4.12          Investments.  No Borrower has direct or indirect Subsidiaries or Affiliates, or investments in or loans to any other Person (other than Consumer Purpose Loans), except as described in Schedule 4.12 attached hereto and made part hereof.

Section 4.13          ERISA.  Each Borrower, any Subsidiary, and Guarantors and each member of the controlled group of corporations (as such term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) of which such Borrower and such Guarantor is a member, is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder.  No reportable event, as such term (hereinafter called a “Reportable Event’) is defined in Title IV of ERISA, has occurred with respect to, nor has there been terminated, any Plan maintained for employees of any Borrower, any Subsidiary, any Guarantor or any member of the controlled group of corporations of which a Borrower or a Guarantor is a member.

Section 4.14          Hazardous Wastes, Substances and Petroleum Products.

(a)Each Borrower (i) has received all permits and filed all notifications necessary to carry on its respective business; and (ii) is in compliance in all respects with all Environmental Control Statutes.

(b)No Borrower has given any written or oral notice to the Environmental Protection Agency (“EPA”) or any state or local agency with regard to any actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products or properties owned or leased by such Borrower or in connection with the conduct of its business and operations.

(c)No Borrower has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

Section 4.15          Solvency.  Each Borrower is, and after receipt and application of the first and each subsequent Advance will be, solvent such that (a) the fair value of its assets (including without limitation the fair salable value of such Borrower’s Intangible Assets) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (b) the present fair salable value of its assets (including without limitation the fair salable value of its Intangible Assets) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.  No Borrower intends to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged.  For purposes of this Section 4.15, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

Section 4.16          Business Location.  As of the date hereof, each Borrower’s address set forth on Schedule 4.16 attached hereto and made part hereof is the location of such Borrower’s principal place of business and such address, together with the addresses set forth on Schedule 4.16 attached hereto and made part hereof, and the location of all other places of business of each Borrower and the names in which each Borrower conducts business at each such location are set forth in Schedule 4.16 attached hereto and made part hereof.

Section 4.17          Capital Stock.  All of the issued and outstanding capital stock or other ownership interest of each Borrower is owned as described on Schedule 4.17 attached hereto and made part hereof, and all such ownership interests are fully paid and non-assessable.

Section 4.18          No Extension of Credit for Securities.  No Borrower is, nor will it be, engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) or other securities, and no part of the proceeds of the Loan hereunder has been or will be applied for the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations.

Section 4.19          Sanctions.  (a) No member of the Borrowing Group is a Sanctioned Target; (b) no member of the Borrowing Group is owned or controlled by, or is acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target; (c) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions; and (d) to the best of Borrowers’ knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Sanction(s) by a Governmental Authority that enforces Sanctions.  Borrowers shall notify Agent in writing not more than one (1) Business Day after first becoming aware of any breach of this Section.

Section 4.20          Anti-Money Laundering and Anti-Corruption Laws.  (a) Each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws; and (b) to the best of Borrowers’ knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws by a Governmental Authority that enforces such laws.

Section 4.21          Beneficial Ownership Certification. As of the date of this Agreement, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE 5
CONDITIONS TO LOAN

Section 5.1          Documents to be Delivered to Agent Prior to Effectiveness.  Prior to the effectiveness of this Agreement, Borrowers shall deliver or cause to be delivered to Agent (all documents to be in form and substance satisfactory to Agent in its sole and absolute discretion):

(a)Credit Documents.  This Agreement, the Notes and all other Credit Documents duly and properly executed by the parties thereto;

(b)Searches.  Uniform Commercial Code, tax, judgment, PBGC and EPA searches against each Borrower in those offices and jurisdictions as Agent shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against each Borrower or any Collateral except for Permitted Liens and those other Liens, financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to Agent Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances or (iii) has delivered a Subordination Agreement to Agent with respect to its Lien and security interest in the Collateral, all in a form and substance satisfactory to Agent in its sole discretion;

(c)Organizational Documents.  A copy of each Borrower’s and Entity Guarantor’s (A) organization documents, certified as of a recent date by such Person’s secretary (or other appropriate officer), and (B) bylaws, partnership agreement or operating agreement, as applicable, certified as of a recent date by such Person’s secretary (or other appropriate officer); together with certificates of good standing in such Person’s state of organization and in each jurisdiction in which such Person is qualified to do business, each dated within 30 days from the date of this Agreement;

(d)Authorization Documents.  A certified copy of resolutions of each Borrower’s and Entity Guarantor’s board of directors, members, managers or partners, as applicable, authorizing the execution, delivery and performance of the Notes, this Agreement and all other Credit Documents, the pledge of the Collateral to Agent as security for the Loan made hereunder and the borrowing evidenced by the Notes and designating the appropriate officers to execute and deliver the Credit Documents;

(e)Incumbency Certificates.  A certificate of each Borrower’s and Entity’s

Guarantor’s secretary (or other appropriate officer) as to the incumbency and signatures of officers of such Person signing this Agreement, the Notes and other Credit Documents, as applicable;

(f)Opinion of Counsel.  Agent shall have received a written opinion of Borrowers’ and Guarantors’ counsel addressed to Agent and Lenders in form and substance satisfactory to Agent in its sole discretion;

(g)Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by the President of each Borrower, to the effect that (i) all representations and warranties set forth in this Agreement are true and correct as of the date hereof in all material respects and (ii) no Default or Event of Default hereunder has occurred, each Borrower’s seal being affixed to such certificate and each Borrower’s secretary attesting thereto;

(h)Guaranties.  The Guaranties duly executed by each Guarantor;

(i)Financial Statements. A copy of each of the reports required pursuant to Section 6.2 of this Agreement for the period most recently ended prior to the date hereof together with a covenant compliance certificate;

(j)Availability Statement.  A completed Availability Statement;

(k)Insurance.  Evidence of Borrowers’ self-insurance and other insurance issued by a reputable carrier with respect to each Borrower’s fire, casualty, liability, and other insurance covering its Property, and any key owner/operator insurance;

(l)Access Agreement.  The Access Agreement duly executed by the parties thereto; and

(m)Other Documents.  Such additional documents as Agent reasonably may request.

Section 5.2          Conditions to all Advances.  The obligation of Lenders to make each subsequent Advance hereunder pursuant to Section 2.1 is conditioned upon (a) the continuing accuracy of the representations and warranties made by Borrowers under this Agreement in all material respects; and (b) the absence, after giving effect to such Advance and the receipt of the proceeds thereof and the retirement of any indebtedness then being retired out of the proceeds of such Advance, of any Default or Event of Default.

ARTICLE 6
AFFIRMATIVE COVENANTS

In addition to the covenants contained in Article 3 and 4 of this Agreement relating to the Collateral, until all Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated, each Borrower covenants and agrees as follows:

Section 6.1          Place of Business and Books and Records.  Each Borrower will promptly advise Agent in writing of (a) the establishment of any new places of business by such Borrower and of the discontinuance of any existing places of business of such Borrower; (b) the creation of any new

Subsidiaries and (c) the acquisition and or use of any trade name or trade style.

Section 6.2          Reporting Requirements.  Borrowers will deliver to Agent:

(a)within 30 days after the end of each month, company prepared consolidated and consolidating financial statements of Borrowers’ business for such previous month, consisting of a balance sheet, income statement and consolidating schedules as of the end of such month, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments, together with a covenant compliance certificate;

(b)within 120 days after the close of each fiscal year, (i) consolidated and consolidating financial statements of Borrowers and their consolidated Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement and statement of cash flow of Borrowers and their consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Borrowers and acceptable to Agent and accompanied by the unqualified opinion of such accountant; (ii) cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Borrowers and their consolidated Subsidiaries prepared by such certified public accounting firm, (iii) a covenant compliance certificate and (iv) an Annual Compliance Certificate executed by the president or chief executive officer of each Borrower;

(c)on or before June 1 of each calendar year, (i) consolidated financial statements of Guarantors for the fiscal year then ended consisting of a balance sheet, income statement and statement of cash flow of Guarantors as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with statutory accounting requirements consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Guarantors and acceptable to Agent and accompanied by the unqualified opinion of such accountant and (ii) cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Guarantors prepared by such certified public accounting firm;

(d)within 30 days after the end of each month (or more frequently as requested by Agent from time to time), an Availability Statement (together with all supporting schedules), a Schedule of Receivables and Assignment, an aging of Receivables, a covenant compliance certificate, delinquency reports, books and records consisting of data tape information (which shall include, without limitation, credit scores), static pool report, and such other documentation as and information Agent may require;

(e)on or before May 31 of each calendar year, a copy of the operating budget or plan prepared by management of Borrowers including, without limitation, a balance sheet and profit and loss statement of Borrowers for the greater of two (2) years or through the Maturity Date, in form and detail reasonably acceptable to Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

(f)on or before November 20 of each calendar year after calendar year 2019, and on or before December 1, 2019 for calendar year 2019, copies of documentation submitted to the applicable Governmental Authority in the State of Georgia with respect to the Reinsurance Credit

Facilities and authorization of Entity Guarantors to make extraordinary dividends and/or lines of credit;

(g)at Agent’s request from time to time and at any time, copies of Borrowers’ and Guarantors’ corporate income tax returns, including any schedules attached thereto, filed with the Internal Revenue Service or applicable state governmental agency;

(h)at Agent’s request from time to time and at any time, such other financial information and reports concerning Borrowers, Guarantors and their businesses and property.

Section 6.3          Books and Records.  Borrowers will keep accurate and complete Books and Records concerning the Collateral and all transactions with respect thereto consistent with sound business practices (including, without limitation, accurately account for insurance commissions) and will comply with Agent’s reasonable requirements, from time to time in effect, including those concerning the submission of reports on all items of Collateral including those which are deemed to be delinquent.  The form of delinquency reports, the frequency with which such reports shall be submitted to Agent (which in any case shall be no less frequently than monthly) and the standards for determining which Collateral transactions are deemed delinquent for this purpose, shall at all times be satisfactory to Agent.  Agent shall have the right at any time and from time to time during regular business hours, at Borrowers’ expense, to inspect, audit, and copy the Books and Records of Borrowers and inspect and audit any Collateral.

Section 6.4          Financial Covenants.  Borrowers shall maintain, or cause to be maintained, the following financial covenants (based on consolidated financial statements of Borrowers and their consolidated Subsidiaries unless otherwise indicated):

(a)EBITDA Ratio.  As of the end of each calendar month, an EBITDA Ratio of not less than 1.75 to 1.00.

(b)Asset Quality.  As of the end of each calendar month, an Asset Quality of not more than 20%.

(c)Allowance for Loan Losses.  At all times the aggregate value of their Allowance for Loan Losses, as calculated in accordance with GAAP, in an amount not less than an amount acceptable to the independent certified public accountant auditing Borrowers’ financial statements.

(d)Liquidity.  As of the end of each calendar month, Liquidity of at least $100,000,000.

(e)Charge-off Policy.  Receivables must be charged off (on a monthly basis) with respect to which no payment due and owing thereunder has been made for a period that is equal to or greater than 180 days, as determined on a contractual basis.

(f)Minimum Tangible Net Worth.  As of the end of each calendar month, a minimum Tangible Net Worth of at least $200,000,000 (such amount to be increased on an annual basis upon Agent’s receipt of Borrowers’ audited financial statements by an amount equal to 75% of Borrowers’ net income (less Permitted Tax Distributions, Insurance Premium Dividends and dividends permitted pursuant to Section 7.2(e)) for the prior fiscal year, commencing with the fiscal year ending December 31, 2019).

(g)Funded Debt to Adjusted Tangible Net Worth Ratio.  As of the end of each calendar month, a Funded Debt to Adjusted Tangible Net Worth Ratio of not more than 3.00 to 1.00.

Notwithstanding the foregoing, (x) Borrowers’ failure to comply with Section 6.4(c) or Section 6.4(e) shall not, in itself, constitute an Event of Default so long as such shortfalls or losses are deducted, as contemplated by the terms of this Agreement, in the determination of the other financial covenants contained herein, (y) the determination of the covenants contained in this Section 6.4 shall exclude any asset or liability associated with Statement of Financial Accounting Standard No. 133 and (z) Borrowers’ failure to comply with (i) Section 6.4(a) as a result of maintaining an EBITDA Ratio of no more than 25 basis points less than the required EBITDA Ratio, (ii) RESERVED, (iii) Section 6.4(f) as a result of maintaining a minimum Tangible Net Worth of not less than 99% of the required minimum Tangible Net Worth or (iv) Section 6.4(g) as a result of maintaining a Funded Debt to Adjusted Tangible Net Worth Ratio greater than 3.00 to 1.00 but not more than 3.25 to 1.00, shall not constitute an Event of Default under Section 8.3(b) unless such failure continues for more than 1 consecutive calendar month; provided, however, clause (z) shall not in any event be effective as an exception to the Event of Default described in Section 8.3(b) more than 2 times per calendar year.

Section 6.5          Compliance With Applicable Law.

(a)All Receivables shall comply in all material respects with all applicable material federal, state and local laws, rules, regulations, proclamations, statutes, orders and interpretations at the time when Agent obtains any interest therein pursuant to this Agreement.

(b)Each Borrower shall comply in all material respects with all applicable material local, state and federal laws and regulations applicable to its business including without limitation the Consumer Finance Laws, Environmental Control Statutes, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrowers; and notify Agent immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority.

(c)With respect to the Environmental Control Statutes, Borrowers shall notify Agent when, in connection with the conduct of Borrowers’ business or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower or any Subsidiary with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products; and notify Agent immediately (and in detail) upon the receipt by any Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default.

(d)In addition to the foregoing, each Borrower shall, and each Borrower shall ensure that each member of the Borrowing Group will, comply with Sanctions, Anti-Money

Laundering Laws, and Anti-Corruption Laws.

Section 6.6          Notice of Certain Events.  Borrowers will promptly notify Agent of (a) the occurrence of any Default or Event of Default or (b) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

Section 6.7          Existence, Properties.  Borrowers will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises and comply with all laws applicable to it; (b) maintain, preserve and protect all franchises, licenses and trade names and preserve all the remainder of its property used or useful in the conduct of its business; and (c) maintain in effect insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be consistent with prudent business practices in the industry or otherwise self-insure each business location of Borrowers in a manner reasonably acceptable to Agent, and furnish to Agent from time to time, upon their request therefor, evidence of same.

Section 6.8          Payment of Indebtedness; Taxes.  Borrowers will (a) pay all of their indebtedness and obligations promptly and in accordance with normal terms; and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrowers shall have set aside on their books adequate reserves (as may be required in accordance with GAAP) with respect to any such indebtedness, tax, assessment, charge, levy or claim, so contested.

Section 6.9          Notice Regarding Any Plan.  Borrowers shall furnish to Agent:

(a)as soon as possible, and in any event within 10 days after any senior officer of Borrowers know or have reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of a Borrower or any of their Subsidiaries, a statement of the President or Treasurer of Borrowers setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation; and

(b)promptly after receipt thereof, a copy of any notice which a Borrower may receive from the Pension Benefit Guaranty Corporation relating to the intention of a Borrower to terminate any Plan maintained in whole or in part for the benefit of employees of any Borrower or any of their Subsidiaries or to appoint a trustee to administer any such Plan.

Section 6.10          Other Information.  From time to time upon request of Agent, Borrowers will furnish to Agent such additional information and reports regarding the Collateral and the operations, businesses, affairs, prospects and financial condition of Borrowers and their Subsidiaries as Agent may request.

Section 6.11          Litigation, Enforcement Actions and Requests for Information.  Borrowers will promptly notify Agent (a) of any litigation or action instituted or, to Borrowers’ knowledge, threatened in writing against any Borrower or any of their Subsidiaries or Guarantors where the amount in controversy, in Borrowers’ reasonable judgment, will or may exceed $100,000; (b) of the entry of any judgment or lien against any property of Borrower, in an amount of $100,000 or more as to any separate action, litigation, judgment or lien instituted, threatened or entered or in an aggregate amount of $300,000 or more as to all actions, litigation, judgments, or liens instituted, threatened or entered; (c) any enforcement action or investigation instituted or, to Borrowers’ knowledge, threatened, in writing, against any Borrower or any of their Subsidiaries by any Governmental Authority, including without limitation any proceeding or action to be commenced by the filing of a stipulation and consent; (d) receipt by any Borrower or any of their Subsidiaries of an “Early Warning Notice,” “Notice and Opportunity to Respond and Advise” or “Civil Investigative Demand” from the Consumer Financial Protection Bureau or similar notice or request from any other Governmental Authority; or (e) the occurrence of a Regulatory Event.

Section 6.12          Business Location, Legal Name and State of Organization.  Borrowers shall notify Agent: at least 30 days prior to: (i) any proposed change in a Borrower’s principal place of business, a Borrower’s legal name or a Borrower’s state of organization; (ii) the change in the names in which a Borrower or any Subsidiary conducts business at each such location; and (iii) the change of a Borrower’s jurisdiction of organization.

Section 6.13          Operations.  Borrowers shall maintain satisfactory credit underwriting and operating standards, including, with respect to each obligor of each Receivable, the completion of an adequate investigation of such obligor and a determination that the credit history and anticipated performance of such obligor is and will be satisfactory and meets the standards generally observed by prudent finance companies.

Section 6.14          Further Assurances.  Borrowers shall from time to time execute and deliver to Agent such other documents and shall take such other action as may be requested by Agent in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrowers to Agent pursuant to the terms of this Agreement, the Notes or any other Credit Documents.

Section 6.15          Chattel Paper/Jurisdictions.

(a) Borrowers represent and warrant to Agent and Lenders that (i) Borrowers are sophisticated consumer lenders and reinsurance corporations, (ii) Borrowers employ attorneys with regulatory experience, and (iii) Borrowers’ internal attorneys regularly consult with multiple different attorneys at outside law firms on regulatory matters including but not limited to the content and form of Borrowers’ Receivable documentation.  If Agent has reasonable cause (which it articulates in writing to Borrowers) to believe it necessary for Borrowers to undertake a regulatory review of Receivable documentation of Borrowers and their Subsidiaries, then Borrowers shall employ one or more of these firms to provide such review at Borrowers sole cost and expense (which firm shall be reasonably acceptable to Agent).  However, in no event shall Agent request such a review more than one (1) time per calendar year so long as no Event of Default has occurred.  Borrowers shall provide Agent with copies of such review within sixty (60) days after each such request with the results of such documentation.

(b)Borrowers shall promptly (i) notify Agent of either (A) Borrowers or any of their Subsidiaries conducting business in any new jurisdiction, and (B) Borrowers or any of their Subsidiaries making any material modifications to its respective Receivable documentation outside of the ordinary course of business and (ii) upon the request of Agent, provide Agent a list of jurisdictions in which Borrowers and their Subsidiaries conduct business and licenses held in each such jurisdiction.

Section 6.17Reinsurance Credit Facilities; Extraordinary Dividends.  Borrowers shall (a) furnish to Agent promptly after receipt thereof copies of any notices or other communications received from Governmental Authorities in the State of Georgia with respect to Reinsurance Credit Facilities and authorization of Entity Guarantors to make extraordinary dividends and (b) have the ability to fully access $92,000,000 of extraordinary dividends and/or lines of credit from Entity Guarantors, and the applicable Governmental Authorities in the State of Georgia shall not have disapproved any such payment.

ARTICLE 7
NEGATIVE COVENANTS

Each Borrower covenants and agrees with Agent and Lenders that until all Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise have been terminated, no Borrower will do any of the following without the prior written consent of Agent:

Section 7.1          Payments to and Transactions with Affiliates.  (a) Make any loan, advance, extension of credit or payment to any Affiliate, officer, employee, member, manager, shareholder or director of any Borrower or any Affiliate outside the ordinary course of business, except as described in Schedule 4.12 attached hereto and made part hereof and the payment of insurance premiums for a split dollar insurance policy for Roger Guimond, or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering or any service, to or with any Affiliate or any shareholder, officer, or employee of any Borrower or any Affiliate, and except for other transactions with or services rendered to any Affiliate of a Borrower in the ordinary course of business and pursuant to the reasonable requirements of the business of such Affiliate and upon terms found by the board of directors of a Borrower to be fair and reasonable and no less favorable to a Borrower than such Borrower would obtain in a comparable arms’ length transaction with a Person not affiliated with or employed by a Borrower; provided, however, that Borrowers may in any event pay reasonable compensation to any such employee or officer in the ordinary course of Borrowers’ business consistent and commensurate with industry custom and practice for the services provided by such Person.

Section 7.2          Restricted Payments.  Make any Restricted Payment except for (a) Permitted Tax Distributions, (b) Insurance Premium Dividends, (c) payments of principal and interest on Subordinated Debt not otherwise prohibited under the subordination provisions applicable to such Subordinated Debt, (d) payments of principal and interest on Other Debt, (e) payments of principal and interest on the Reinsurance Credit Facilities and (f) an annual distribution to the shareholders of Borrowers the proceeds of which shall be used solely for contributions to the Cheek Family Foundation in an amount not to exceed the lesser of (i) $10,000,000 or (ii) twenty five percent (25%) of the annual net income of Borrowers as determined in accordance with GAAP based upon the annual audited financial statements delivered to Agent pursuant to Section 6.2(b), provided immediately prior to and after giving effect to any distribution or payment no Default or Event of Default shall exist.

Section 7.3          Indebtedness.  Borrow any monies or create any Debt except for Permitted Indebtedness.

Section 7.4          Guaranties.  Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business.

Section 7.5          Nature of Business.  Engage in any business other than the business in which such Borrower currently is engaged or make any material change in the nature of the financings which such Borrower extends, (including without limiting the generality of the foregoing, matters relating to size, type, term, nature and dollar amount).

Section 7.6          Negative Pledge.  Assign, discount, pledge, grant a Lien in or otherwise encumber any Receivables or the Collateral except as contemplated by Section 7.15 of this Agreement.

Section 7.7          Investments.  Make any investments in any other Person except as described in Schedule 4.12 attached hereto and made part hereof; or enter into any new business activities or ventures not related to such Borrower’s business existing as of the date of this Agreement; or create or form any Subsidiary.

Section 7.8          Compliance with Formula.  Permit the aggregate amount of all Advances outstanding at any time to exceed the Borrowing Base.

Section 7.9          Mergers, Divestitures.  Except as permitted by Section 7.13 of this Agreement, acquire all or substantially all of the assets or shares of stock of or other equity interest in any Person, or be a party to any consolidation or merger.

Section 7.10          Use of Proceeds.

(a)Use the proceeds of any Advance or other extension of credit made hereunder for any purpose other than consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

(b)Use, and shall ensure that each member of the Borrowing Group will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions, (ii) that would be prohibited by U.S. Sanctions if conducted by a U.S. Person, or (iii) that would be prohibited by Sanctions if conducted by Agent or any Lender, or any other party hereto.  Borrowers shall notify Agent in writing not more than one (1) Business Day after first becoming aware of any breach of this Section.

(c)Use, and shall ensure that each member of the Borrowing Group will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions that would be prohibited by Anti-Money Laundering Laws or Anti-Corruption Laws.

Section 7.11          Ownership and Management.  Allow any Borrower to be owned and controlled directly or indirectly by any Person other than shareholders, members and senior management that own and control such Borrower as of the date of this Agreement.

Section 7.12          Amendment to Subordinated Debt.  (a) Amend or permit the amendment of any of the documents and instruments evidencing Subordinated Debt or (b) make any prepayment on account of such Subordinated Debt which is not otherwise allowed to be made under the subordination provisions applicable to such Subordinated Debt.  Notwithstanding anything in this Agreement to the contrary, Borrowers are permitted to amend their Proxy Statements and related documents in connection with its Senior Demand Notes, Variable Rate Subordinated Debentures and Commercial Paper.

Section 7.13          Bulk Purchases.  In any purchase transaction, purchase Receivables in an aggregate amount exceeding $5,000,000 without prior written consent of Agent.

Section 7.14          Guarantor Dividends.  Permit any Guarantor to make any redemptions, repurchases, dividends or distributions of any kind with respect to a Guarantor’s stock to any Person other than a Borrower.

Section 7.15          Asset Sales. Sell, transfer or otherwise dispose of any Property (including the Collateral) other than sales in the ordinary course of business, of ineligible Receivables which have been charged-off pursuant to Section 6.4(e) so long as no Event of Default or Default then exists.

Section 7.16          Deposit Accounts.  Open or maintain any primary operating deposit account other than the primary operating deposit account maintained with South State Bank listed on Schedule 7.16 attached hereto without the prior written consent of Agent.

Section 7.17          Source of Repayment and Collateral.  Fund any repayment of the credit with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Agent or any Lender to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

Section 7.18          Franklin Securities, Inc.  Permit Franklin Securities, Inc. to conduct any business or operations or own any Property other than Property with an aggregate value not to exceed $1,000.

ARTICLE 8
EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default under this Agreement:

Section 8.1          Failure to Make Payments.  The failure of Borrowers to make any payment of (a) principal when due or (b) interest under the Notes or this Agreement or any other payment hereunder or in respect of any other Obligation within 5 days of when due.

Section 8.2          Information, Representations and Warranties.  Any financial statement, written information furnished or representation or warranty, certificates, document or instrument made or given by any Borrower or any Guarantor or furnished in connection herewith shall be false, misleading or incorrect in any material respect, provided, however, that should any representation or warranty by Borrowers under Section 4.1(a) be false, misleading or incorrect with respect to the Receivables, such default shall not, in itself, constitute an Event of Default so long as the aggregate amount of such Receivables failing to meet the representations and warranties in Section 4.1(a) at any time does not exceed 1.0% of the gross Receivables of Borrowers.

Section 8.3          Covenants.  The failure of any Borrower or any Guarantor to observe, perform or comply with (a) any of the covenants contained Sections 6.3 (first sentence), 6.5, 6.7 or 6.8 of this Agreement and such failure continues for 30 days following the earlier of notice from Agent to Borrowers of such failure or Borrowers’ knowledge of such failure or (b) any other covenant contained in this Agreement or any other Credit Document.

Section 8.4          Collateral.  At any time after the grant to Agent for the benefit of Lenders of a security interest in or Lien upon any Collateral, Agent’s interest therein shall for any reason cease to be a valid and subsisting first priority Lien in favor of Agent and/or a valid and perfected first priority security interest in and to the Collateral purported to be covered thereby having the priority set forth therein.

Section 8.5          Defaults Under Other Agreements.  Any default by any Borrower or any Guarantor under any agreement to which such Borrower or such Guarantor is a party and with respect to which the amount claimed exceeds $2,500,000, singly or in the aggregate.

Section 8.6          Certain Events.  The occurrence of any of the following with respect to any Borrower or any Guarantor:

(a)Voluntary Proceedings.  It shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due as defined in the United States Bankruptcy Code, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

(b)Involuntary Proceeding.  A proceeding or case shall be commenced against it without its application or consent in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of it, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed or unstayed and in effect, for a period of 90 days, or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code.

(c)Reportable and Other Events.  (i) The occurrence of any Reportable Event which Agent determines in good faith constitutes grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by the United States District Court of a trustee to administer any Plan; (ii) the institution by the PBGC of proceedings to terminate any Plan; or (iii) the failure of Borrower, or any Subsidiary to meet the minimum funding standards established in Section 412 of the Internal Revenue Code of 1986, as amended.

Section 8.7          Possession of Collateral.  A judgment creditor of any Borrower shall take possession or file proceedings to attempt to take possession of any of the Collateral with a value in excess of an amount equal to 1.0% of the gross Receivables of Borrowers by any means including without limitation, by levy, distraint, replevin, self-help, seizure or attachment.

Section 8.8          Guarantor.  Any Guarantor shall repudiate, purport to revoke or fail to perform any such Guarantor’s obligations under such Guarantor’s Guaranty.

Section 8.9          Credit Documents.  An event of default following the expiration of any cure period (however defined) shall occur under any Credit Document or under any other security agreement, guaranty, mortgage, deed of trust, assignment or other instrument or agreement securing or supporting any obligation of any Borrower under this Agreement or under the Notes.

Section 8.10          Hedging Agreements. Any default by Borrowers under any Hedging Agreement.

Section 8.11          Material Adverse Change.  Agent or Required Lenders determine in good faith that a material adverse change in the business, operations, property (including the Collateral), prospects or financial condition of any Borrower or any Guarantor shall occur.

Section 8.12          Level Two Regulatory Event.  The occurrence of a Level Two Regulatory Event which remains unvacated, undischarged, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry which Agent or Required Lenders determine in good faith that a material adverse change in the business, operations, property (including the Collateral), prospects or financial condition of any Borrower or any Guarantor shall occur as a result thereof.

ARTICLE 9
REMEDIES OF AGENT AND WAIVER

Section 9.1          Agent’s Remedies.  Upon the occurrence of any Event of Default or Default, Agent may, or at the direction of Required Lenders shall, cease making Advances hereunder.  Upon the occurrence of an Event of Default, Agent may, or at the direction of Required Lenders shall, (i) immediately terminate this Agreement or (ii) declare the Obligations immediately due and payable.  Upon such occurrence and/or declaration, Agent shall have, in addition to the rights and remedies given to it by the Notes, this Agreement and the other Credit Documents, all the rights and remedies of a secured party as provided in the UCC (regardless of whether such Code has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, Agent may, in addition to all the rights conferred upon it by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process, (b) to lawfully dispose of the whole or any part of the Receivables or any other Collateral, or any other Property, instrument or document pledged as security for any Obligation at public or private sale, without advertisement or demand upon Borrowers, or upon any obligor of Receivables, the Collateral, or any other security, the same being hereby waived, except to the extent otherwise required by law, with the right on the part of Agent or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all reasonable legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Obligations; (d) terminate any Interest Period; and (e) to exercise any other rights and remedies available to it by law or agreement.  Any remainder of the proceeds after indefeasible satisfaction in full of the Obligations shall be distributed as required by applicable law.  Notice of any sale or disposition of Collateral shall be given to Borrowers at least 10 Business Days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrowers agree shall be reasonable notice of such sale or other disposition.  Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.6(a) or (b) hereof, the Commitments shall immediately terminate and the Loan made pursuant to this Agreement and all other Obligations, together with all accrued interest, shall be immediately due and payable in full without presentment, demand, or protest or notice of any kind, all of which Borrowers hereby expressly waive.

Section 9.2          Waiver and Release by Borrowers.  To the extent permitted by applicable law, each Borrower: (a) waives each of the following in connection with Agent’s exercise of rights and remedies following the occurrence of an Event of Default under this Agreement: (i) presentment and protest of the Notes and this Agreement or any Receivables held by Agent on which any Borrower is any way liable and (ii) notice and opportunity to be heard, after acceleration in the manner provided in Article 9 of this Agreement, before exercise by Agent of the remedies of self-help or set-off permitted by law or by any agreement with any Borrower, and except where required hereby or by law, notice of any other action taken by Agent; and (b) releases Agent, Lenders and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of Agent, Lenders or their respective officers, attorneys, agents and employees, except willful misconduct or gross negligence.

Section 9.3          No Waiver.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under the Notes or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

Section 9.4          Application of Proceeds.  Notwithstanding any other provisions of this Agreement or any other Credit Document to the contrary, following acceleration of the Obligations after the occurrence of an Event of Default, all amounts collected or received by Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all costs, fees, expenses, and other amounts owing to Agent, pursuant to Section 10.7, in connection with enforcing the rights of Agent and Lenders under the Credit Documents, any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of the Credit Documents;

SECOND, to payment of any costs, fees or expenses owed to Agent or to any Wells Fargo Affiliate hereunder or under any other Credit Document;

THIRD, to the payment of all costs, fees, expenses of each of Lenders owing hereunder in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to Lenders hereunder (excluding amounts relating to Bank Products);

FIFTH, to the payment of the outstanding principal amount of the Obligations (excluding amounts relating to Bank Products);

SIXTH to the payment of all liabilities and obligations now or hereafter arising from or in connection with respect to any Bank Products, any fees, premiums and scheduled periodic payments due with respect thereto and any interest accrued thereon;

SEVENTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through ‘SIXTH” above; and

EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Loans and Obligations outstanding of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” “SIXTH” and “SEVENTH” above).

ARTICLE 10
MISCELLANEOUS

Section 10.1          Indemnification and Release Provisions.  Each Borrower hereby agrees to defend Agent, Lenders and their directors, officers, agents, employees and attorneys from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation, reasonable fees and disbursements of attorneys, incurred by any of them arising out of or in connection with or by reason of this Agreement, the making of the Loan or any Collateral, or any other Credit Document, or related transaction, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Consumer Finance Laws or Environmental Control Statute or the application of any such statute to Borrowers’ properties or assets.  Each Borrower hereby releases Agent, Lenders and their respective directors, officers, agents, employees and attorneys from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, other than such loss, damage cost or expense which has been determined by a court of competent jurisdiction to have been caused by the breach of contract, gross negligence or willful misconduct of Agent and Lenders.  All obligations provided for in this Section 10.1 shall survive any termination of this Agreement or the Commitments and the repayment of the Loan.

Section 10.2          Amendments.

(a)Neither the amendment or waiver of any provision of this Agreement or any other Credit Document, nor the consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all Lenders, do any of the following except as expressly provided in this Agreement: (a) modify the definition of Maximum Principal Amount, (b) modify the Commitments of Lenders or subject Lenders to any additional obligations, (c) reduce the interest on any Note, (d) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any fees hereunder, (e) change the percentage of the Commitments, or any minimum requirement necessary for Lenders or the Required Lenders to take any action hereunder, (f) amend or waive this Section 10.2, or change the definition of Required Lenders, (g) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any Property of Borrowers permitted under this Agreement, release any Liens in favor of Lenders on any portion of the Collateral, (h) permit Borrowers or any Guarantor to delegate, transfer or assign any of its obligations to any Lender, (i) release or compromise the obligations of Borrowers or any Guarantor to any Lender, or (j) amend the definition of “Advance Rate” or “Borrowing Base” (or any defined term used in either such definition), or increase any advance rate, or (k) amend or waive Section 7.11 and, provided, further, that no amendment, waiver or consent affecting the rights or duties of Agent under any Credit Document shall in any event be effective, unless in writing and signed by Agent, as applicable, in addition to Lenders required hereinabove to take such action.  Notwithstanding any of the foregoing to the contrary, the consent of Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article 11.  In addition, Borrowers and Lenders hereby authorize Agent to modify this Agreement by unilaterally amending or supplementing Schedule I from time to time in the manner requested by Borrowers, Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that Agent shall promptly deliver a copy of any such modification to Borrowers and each Lender.  Without regard to any other provision hereof, if any Lender (for such purpose, a “Dissenting Lender”) dissents to any action Agent desires to take requiring either the unanimous consent of Lenders or the consent of Required Lenders or fails to respond to Agent within 5 Business Days of Agent’s request for a consent, either Borrowers (if no Event of Default or Default is outstanding and with the prior written consent of Agent) or Agent may compel such Dissenting Lender to assign its entire Commitment (either to one or more existing Lenders or other financial institution(s) who is to become a Lender pursuant to the terms hereof) so long as (i) such Dissenting Lender receives written notice of such intended assignment (and the proposed effective date thereof) within 120 days of its providing its dissent to Agent or such Dissenting Lender failing to respond to Agent within the required 15 Business Day period and the effective date of such intended assignment is not later than 10 days thereafter and (ii) the Dissenting Lender receives full payment on the effective date of such assignment of its entire portion of the outstanding Obligations, with accrued interest and unpaid fees to such date (but excluding any otherwise applicable early termination fee under Section 2.8(a) hereof).

(b)Notwithstanding anything contained in clause (a) above, any other provision of this Agreement or whether there exists a Default or Event of Default, Agent may at its discretion and without the consent of Required Lenders, voluntarily permit the outstanding Advances at any time to exceed the Borrowing Base by up to 1.0% of the Borrowing Base (the “Out of Formula Loans”).

(c) If Agent is willing in its sole and absolute discretion to permit such Out of Formula Loans, such Out of Formula Loans shall be payable on demand and shall bear interest at 2.50% per annum above the rate otherwise applicable to the Advances; provided, however, that, if Agent, on behalf of Lenders, permits Out of Formula Loans (and thereafter continues to make, on behalf of Lenders, Advances under such conditions), neither Agent nor Lenders shall be deemed to have changed the limits contained in Section 2.1.  If Agent permits such Out of Formula loans, then any payment or prepayment made by Borrowers shall be applied first to the amount of the Out-of-Formula Loan principal, then to the Out-of-Formula Loan interest, and then as provided in Section 2.8.

Section 10.3          APPLICABLE LAW.  THIS AGREEMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10.4          Notices.  All communications provided for hereunder shall be in writing and shall be deemed to have been delivered, if delivered in person, or sent by certified mail, postage pre-paid, return receipt requested, by reliable overnight courier, by facsimile or by e-mail (with a copy by other method permitted hereunder), as follows:

If to Agent:

Wells Fargo Bank, N.A.

123 South Broad Street, 5th Floor

MAC: Y1379-059

Philadelphia, Pennsylvania 19109

Attn:  Mr. William M. Laird, Senior Vice President

Facsimile: (215) 670-6120

E-mail:  billlaird@wellsfargo.com

With a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attn: Kevin J. Baum, Esquire

Facsimile: (215) 832-5612

E-mail:  baum@blankrome.com

If to Borrowers:

1st Franklin Financial Corporation
135 East Tugalo Street

Toccoa, Georgia  30577
Attn:Mr. A.R. Guimond

Facsimile: (706) 886-7953

E-mail:  arguimond@1ffc.com

With a copy to:

1st Franklin Financial Corporation

1019 S. Perry Street

Montgomery, AL 36104-5049

Attn: C.E. Vercelli, Jr., General Counsel

Facsimile: (334) 834-8807

E-mail:  cvercelli@1ffc.com

or to such other address as any party shall specify to the other party in writing in accordance with this Section 10.4.

Section 10.5          Termination and Release.  This Agreement shall not terminate until all amounts due under the Notes, this Agreement and any other Credit Document and other Obligations, together with all interest and costs due, shall have been indefeasibly paid in full and the Commitments have expired or otherwise have been terminated.  Upon such termination and payment, the Collateral securing the Loan, the Notes, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of Agent in or to the same shall cease.  Thereafter, Agent agrees to deliver to Borrowers such documents as Borrowers reasonably request to release of record any security interest or lien of Agent in the Collateral.

Section 10.6          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Signature by facsimile or electronic transmission shall bind the parties hereto.

Section 10.7          Costs, Expenses and Taxes.  Borrowers agree to pay immediately upon demand legal fees and out-of-pocket expenses of Agent related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Credit Document and any and all waivers, amendments or modifications of any of the Credit Documents or any of the terms and provisions thereof and, following any Default or Event of Default hereunder, any and all audits and required inspections permitted under this Agreement or any other Credit Documents.  Borrowers shall also pay immediately upon demand therefor all fees (including without limitation, legal fees and expenses), costs and other expenses incurred by Agent and Lenders in connection with collection of the Loan, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of Agent’s and Lenders’ rights hereunder or under any Credit Document.  In addition, Borrowers shall also pay any and all stamp and other taxes or filing fees payable or determined to be payable in connection with the execution and delivery of the Notes and this Agreement, the Collateral and other documents to be delivered hereunder, and agrees to save Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes.

Section 10.8          Participations and Assignments.

(a)This Agreement shall bind and inure to the benefit of each signatory, its successors and assigns; provided, however that, Borrowers shall not have the right to assign or delegate their obligations and duties under this Agreement or any other Credit Documents or any interest therein except with the prior written consent of Agent and Lenders.

(b)Notwithstanding subsection (c) of this Section 10.8, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender’s Loans hereunder to its parent and/or to any affiliate of such Lender or to any existing Lender or affiliate thereof.  Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c)Each Lender may, with the prior written consent of Agent and (if no Default or Event of Default is outstanding) with the consent of Borrowers, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Notes; provided that Wells Fargo Bank, N.A. may assign to one or more banks or other financial institutions up to fifty percent (50%) of its Commitment as of the date hereof without the prior written consent of Lenders or Borrowers.  In connection with each assignment: (i) the parties thereto shall execute and deliver to Agent, for its acceptance (if properly completed and executed in accordance with the terms hereof) and recording in its books and records, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 to be paid by the assignee, (ii) no such assignment shall be for less than $10,000,000 or, if less, the entire remaining Commitment of such Lender, each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of both the Commitment of such Lender and all Loans of such Lender.  Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (“Acceptance Date”), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 10.1 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)Within 10 days after demand by Agent, Borrowers shall execute and deliver to Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to Borrowers) a new Note or Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

(e)Each Lender may, with the prior written consent of Agent, but without the consent of any other Lender or Borrowers, sell participations to one or more parties (a “Participant”)

in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided that if such Lender obtains the consents required under this clause (e) then (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement.

(f)Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Advance, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(g)In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, Agent or such Lender may disclose any information in its possession regarding Borrowers, their finances and/or Property.  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(h)Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Agent or any Lender provide any information regarding this Agreement (including related documents), the Receivables, the financial statements, affairs, policies, or business operations of Borrower to any Affiliate or otherwise related company that competes with Borrower or is engaged in the business of consumer finance lending outside the ordinary course of Agent’s or such Lender’s business in administering loans in such Person’s portfolio.  Without limiting the generality of the preceding sentence, Agent and Lenders shall not disclose any information about Borrower of any kind or character to Wells Fargo Financial Resources, Inc., Wells Fargo Financial, or any other consumer finance company outside the ordinary course of Agent’s or such Lender’s business in administering loans in such Person’s portfolio; provided, however, prior to the occurrence of an Event of Default, Agent shall not disclose any customer specific information to such Affiliates.

Section 10.9          Effectiveness of Agreement.  Anything to the contrary in this Agreement notwithstanding, the provisions hereof shall not be effective until this Agreement is: (a) duly executed, and delivered by authorized officers of Borrowers to Agent; and (b) duly signed by an authorized officer of Agent.

Section 10.10          JURISDICTION AND VENUE.  IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN MANHATTAN, NEW YORK AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY.  BORROWERS AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWERS.  THE PREVAILING PARTY IN ANY SUCH JUDICIAL PROCEEDING SHALL BE ENTITLED TO THE PAYMENT OF ITS LEGAL FEES AND EXPENSES IN CONNECTION THEREOF BY THE OTHER PARTY.

Section 10.11          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS TO ENTER INTO THIS AGREEMENT.

Section 10.12          REVIEW BY COUNSEL.  BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 10.10 AND 10.11 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURISDICTION AND VENUE OBJECTION AND JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWERS BY THEIR COUNSEL.

Section 10.13          Exchanging Information.  Subject to Section 10.8(h), Agent, Lenders, Wells Fargo & Company and all direct and indirect subsidiaries of Agent, Lenders or Wells Fargo & Company may exchange and share any and all information they may have in their possession regarding Borrowers and their Affiliates with Agent’s and Lenders’ prospective participants, affiliates, accountants, lawyers and other advisors, Agent, Lenders, Wells Fargo & Company and all direct and indirect subsidiaries of Agent, Lenders or Wells Fargo & Company, and Borrowers waive any right of confidentiality it may have with respect to such exchange of such information.

Section 10.14          Acknowledgment of Receipt.  Each Borrower acknowledges receipt of a copy of this Agreement, the Notes, each Credit Document and each other document and agreement executed by Borrowers in connection with the Agreement or the Obligations.

Section 10.15          Patriot Act Notice.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrowers and Guarantors and (b) OFAC/PEP searches and customary individual  background checks for the Borrowers’ senior management and key principals, and Borrowers agree to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses hereunder and be for the account of Borrowers.

Section 10.16          Recognition of the U.S. Special Resolution Regimes.

(a)In the event that any Lender that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Lender of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States of America or a state of the United States of America.

(b)In the event that any Lender that is a Covered Entity or a BHC Act Affiliate of such Lender becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Lender are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States of America or a state of the United States of America.

ARTICLE 11
AGENT

Section 11.1          Appointment of Agent.

(a)Each Lender hereby designates Wells Fargo Bank, N.A. as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note or participation, shall be deemed irrevocably to authorize Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Agent shall hold all Collateral and all payments of principal, interest, fees (other than the administrative fee payable solely for the account of Agent pursuant to Section 2.9 hereof), charges and expenses received pursuant to this Agreement or any other Credit Document for the ratable benefit of Lenders except as otherwise provided herein.  Agent may perform any of its duties hereunder by or through its agents or employees.

(b)The provisions of this Article 11 are solely for the benefit of Agent and Lenders, and Borrowers shall not have any duties under this Section 11 or any rights as a third party beneficiary of any of the provisions hereof (except for the applicable provision of Section 11.9(a)).  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers.

(c)Borrowers, Agent and Lenders hereby covenant and agree that First Horizon Bank shall be the syndication agent (“Syndication Agent”), but that in such capacity, Syndication Agent shall have no rights, duties, responsibilities, obligations, liabilities, responsibilities or duties, except for those received, undertaken or incurred by Syndication Agent in its capacity as a Lender.  No duty, responsibility, right or option granted to Agent in this Agreement and Credit Documents is delegated or transferred, in whole or in part, to Syndication Agent and no compensation payable to Agent shall be shared with, or paid to, Syndication Agent. Syndication Agent shall not be entitled to any fees or reimbursement of expenses except as Syndication Agent shall otherwise be entitled in its capacity as a Lender.

Section 11.2          Nature of Duties of Agent.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section 11.3          Lack of Reliance on Agent.

(a)Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrowers, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of Advances or at any time or times thereafter.  In addition to the foregoing, Agent agrees to provide summary reports to Lenders in connection with inspections and audits performed under Section 6.3 for informational purposes only and Agent shall not be responsible for the accuracy of any information contained therein.

(b)Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, the Notes, the Credit Documents or the financial or other condition of Borrowers.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of Borrowers, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

Section 11.4          Certain Rights of Agent.  Without limiting Agent’s rights and discretion under any provision hereof, Agent shall have the right to request instructions from the Required Lenders or, as required, each of Lenders.  If Agent shall request instructions from the Required Lenders or each of Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or each of Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of Lenders, as the case may be.

Section 11.5          Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, facsimile, telex teletype or telecopier message, e-mail or other electronic transmission, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person.  Agent may consult with legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.6          Indemnification of Agent.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct.

Section 11.7          Agent in its Individual Capacity.  With respect to its obligation to lend under this Agreement, the Advances made by it and the Notes issued to it and all of its rights and obligations as a Lender hereunder and under other Credit Documents, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity.  Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same with Lenders.

Section 11.8          Holders of Notes.  Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 11.9          Successor Agent.

(a)Agent may, upon 5 Business Days notice to Lenders and Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 11.9(a)) by giving written notice thereof to Lenders and Borrowers.  Upon any such resignation, the Required Lenders shall have the right, upon 5 days notice, to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then, upon 5 days notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000; provided, however, that Required Lenders may, upon 5 days notice, replace any such successor Agent appointed by a retiring Agent.

(b)Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  In the event Agent or its assets are taken over by any state or federal agency having jurisdiction over Agent or its assets, a majority of the Lenders other than Agent may appoint a successor to Agent.

Section 11.10          Collateral Matters.

(a)Each Lender authorizes and directs Agent to accept the other Credit Documents for the benefit of Lenders.  Agent is hereby authorized, on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action, in its sole discretion, with respect to any Collateral or Credit Document which may be necessary or appropriate to perfect and maintain perfected or enforce the Liens upon the Collateral granted pursuant to this Agreement.

(b)Lenders hereby authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Commitments and payment in immediately available funds and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting Property being sold or disposed of upon receipt of the proceeds of such sale by Agent if the sale or disposition is permitted under this Agreement or any other Credit Document or is made by Agent in the enforcement of its rights hereunder following the occurrence of an Event of Default or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all Lenders hereunder; provided, however, that Agent may, in its discretion, upon request by Borrowers, release Agent’s Liens on Collateral value in the aggregate not in excess of $1,000,000 during any one year period without the prior written approval or authorization of any of the other Lenders.  Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10(b).

(c)Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrowers or is cared for, protected or insured or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 11.10 or in any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

Section 11.11          Delivery of Information.  Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, agreements, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as requested from time to time in writing by any Lender with respect to documents, instruments, notices or other written communications from Borrowers received by and in the possession of Agent.

Section 11.12          Defaults.  Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loan to the extent the same is required to be paid to Agent for the account of Lenders) unless Agent has actual knowledge thereof or has received notice from a Lender or Borrowers specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that Agent has such knowledge of or receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to Lenders.  Agent shall (subject to Article 9) take such action with respect to such Default or Event of Default or refrain from taking such action, with respect to such Default or Event of Default as Agent shall deem advisable in the best interest of Lenders and shall, without limiting Agent’s rights or discretion under this Agreement, use reasonable efforts under the circumstances to consult with Lenders before taking any material enforcement action; and provided further that Agent shall not be required to take any such action which it determines to be contrary to law.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE(S)]

IMPORTANT: READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

Dated the date and year first set forth above

BORROWER:	1ST FRANKLIN FINANCIAL CORPORATION By:/s/ A. R. Guimond, Jr. Name:A. Roger Guimond, Jr. Title:Executive Vice President and CFO

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

116549.01097/122059808v.9

AGENT:	WELLS FARGO BANK, N.A. By:/s/ William M. Laird Name:William M. Laird Title:SVP

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

116549.01097/122059808v.9

LENDERS:	WELLS FARGO BANK, N.A. By:/s/ William M. Laird Name:William M. Laird Title:SVP FIRST HORIZON BANK By:/s/ Jake McCrary Name:Jake McCrary Title:Vice President

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

116549.01097/122059808v.9

EXHIBITS

Exhibit A:Form of Annual Compliance Certificate

Exhibit B:Form of Availability Statement

Exhibit C:RESERVED

Exhibit D:Form of Subordination Agreement

Exhibit E:Modification Policy

Exhibit F:Underwriting Policy

Exhibit G:Charge-off Policy

SCHEDULES

Schedule I:Lenders

Schedule II:Permitted Debt

Schedule III:Permitted Liens

Schedule 4.2:Organization and Good Standing

Schedule 4.7:Litigation

Schedule 4.12:Investments and Subsidiaries

Schedule 4.16:Locations of Borrower

Schedule 4.17:Capital Stock

Schedule 7.16:Deposit Accounts

SCHEDULE I

Commitments

Lenders	Commitment Percentage	Commitment Amount

Wells Fargo Bank, N.A. 123 South Broad Street, 5th Floor MAC: Y1379-059 Philadelphia, Pennsylvania Attn: Mr. William M. Laird, Senior Vice President Facsimile: (215) 670-6120	75%	$150,000,000
First Horizon Bank 165 Madison Avenue, Suite 1000 Memphis, Tennessee 38103 Attn: Mr. Jake McCrary, Vice President Facsimile: (901) 523-4566	25%	$50,000,000
TOTAL	100%	$200,000,000